UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Prestige Brands Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESTIGE BRANDS HOLDINGS, INC.
90 North Broadway
Irvington, New York 10533
Telephone: (914) 524-6810

Dear Stockholder:	June 27, 2008

You are cordially invited to attend our 2008 Annual Meeting of Stockholders, which will be held on Tuesday, August 5, 2008, at 10:00 a.m. (Eastern Time), at Tappan Hill, 81 Highland Avenue, Tarrytown, New York 10591.  With this letter, we have enclosed a copy of our Annual Report for the fiscal year ended March 31, 2008; Notice of Annual Meeting of Stockholders; Proxy Statement; and Proxy Card.  These materials provide further information concerning the Annual Meeting.  If you would like another copy of the Annual Report, please send your request to Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533, Attention: Secretary, and one will be mailed to you.

At this year’s Annual Meeting, the agenda includes the election of directors and a proposal to ratify the appointment of our independent registered public accounting firm.  The Board of Directors recommends that you vote FOR election of all of the nominees for directors and FOR ratification of the appointment of the independent registered public accounting firm.  Members of the Board of Directors, our executive officers and representatives from our independent registered public accounting firm will be present to answer any questions you may have.

It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings.  Accordingly, please complete, sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope to ensure that your shares will be represented.  If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Mark Pettie
Mark Pettie
Chairman of the Board
and Chief Executive Officer

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Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
Telephone: (914) 524-6810

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 5, 2008
10:00 a.m. Eastern Time

The 2008 Annual Meeting of Stockholders of Prestige Brands Holdings, Inc. will be held on Tuesday, August 5, 2008, at 10:00 a.m. (Eastern Time), at Tappan Hill, 81 Highland Avenue, Tarrytown, New York 10591.  The Annual Meeting is being held for the following purposes:

1.	To elect directors to serve until the 2009 Annual Meeting of Stockholders or until their earlier removal or resignation;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Prestige Brands Holdings, Inc. for the fiscal year ending March 31, 2009; and

3.	To conduct other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof, including proposals to adjourn or postpone the meeting.

Only stockholders of record at the close of business on June 9, 2008 will be entitled to vote at the Annual Meeting.

Accompanying this Notice of Annual Meeting of Stockholders is a Proxy Statement, related Proxy Card with a return envelope and our Annual Report for our fiscal year ended March 31, 2008.  The Annual Report contains financial and other information that is not incorporated into the Proxy Statement and is not deemed to be a part of the Proxy soliciting material.

By Order of the Board of Directors

/s/ Charles N. Jolly
Charles N. Jolly
Secretary

June 27, 2008

EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS ON PAGE 3 OF THE PROXY STATEMENT.

Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
Telephone: (914) 524-6810

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

What is this document?

This document is the Proxy Statement of Prestige Brands Holdings, Inc. for the Annual Meeting of Stockholders to be held at 10:00 a.m., EST, on Tuesday, August 5, 2008.  A form of Proxy Card is included.  This Proxy Statement and the form of Proxy Card are first being mailed or given to stockholders on or about June 27, 2008.  This Proxy Statement is available free of charge on the SEC’s website, http://www.sec.gov.

We have tried to make this document simple and easy to understand.  The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English” and we will always try to communicate with you clearly and effectively.  We refer to our company throughout this document as “we” or “us” or the “Company”.  In addition, throughout this document, “2009” refers to our fiscal year ending March 31, 2009, “2008” refers to our fiscal year ended March 31, 2008, and “2007” refers to our fiscal year ended March 31, 2007.

Why am I receiving this document?

You are receiving this document because you were one of our stockholders on June 9, 2008, the record date for our 2008 Annual Meeting.  We are furnishing this Proxy Statement and the form of Proxy Card to you to solicit your Proxy (i.e., your permission) to vote your stock in connection with certain matters at the Annual Meeting.

What is a Proxy?

It is your legal designation of another person, called a “Proxy,” to vote the stock you own.  The document that designates someone as your Proxy is also called a Proxy or a Proxy Card.

Who is paying the costs to prepare this document and solicit my Proxy?

We will pay all expenses associated with soliciting your Proxy, including the cost of preparing and mailing this Proxy Statement and the form of a Proxy Card.

Who is soliciting my Proxy and will anyone be compensated to solicit my Proxy?

Our Board of Directors is making this solicitation of Proxies.  In addition to solicitation by use of the mails, our officers and employees may solicit Proxies in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication.  Our officers and employees will not receive additional compensation for their proxy solicitation efforts, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending Proxies and Proxy material to beneficial owners.  We may also employ a Proxy solicitation agent in connection with this Proxy solicitation and we will pay all costs of that solicitor.

Who may attend the Annual Meeting?

Only stockholders, their Proxy holders and our invited guests may attend the meeting.  If your shares are held in “street name” by a broker, bank or other nominee, please bring a copy of the account statement reflecting your ownership as of June 9, 2008 so that we may verify your stockholder status and have you check in at the registration desk at the meeting.  For security reasons, we also may require photo identification for admission.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance.  Please send any request for assistance to Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533, Attention: Secretary, at least two weeks before the meeting.

What is Prestige Brands Holdings and where is it located?

We sell well-recognized, brand name over-the-counter healthcare, household cleaning and personal care products.  Our leading brands in each of these segments, respectively, are Clear eyes®, Chloraseptic® and Compound W®, Comet® and Spic and Span®, and Cutex®.  Our principal executive offices are located at 90 North Broadway, Irvington, New York 10533.  Our telephone number is (914) 524-6810.

Where is our common stock traded?

            Our common stock is traded and quoted on the New York Stock Exchange (“NYSE”) under the symbol “PBH”.

VOTING MATTERS
What am I voting on?

You will be voting on the following:

•	the election of 10 directors; and

•	the ratification of the appointment of our independent registered public accounting firm for 2009.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on June 9, 2008.  Each share of common stock is entitled to one vote.  As of June 9, 2008, there were 49,959,454 shares of our common stock outstanding.  A list of our stockholders will be open to the examination of any stockholder, for any purpose relevant to the meeting, at our headquarters for a period of 10 days prior to the Annual Meeting.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We currently are not aware of any business to be acted upon at the Annual Meeting other than the two matters described above.  Under federal securities laws, Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to the Company by the stockholders.  If other business is properly raised, your Proxies have authority to vote as they think best, including to adjourn the meeting.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner.  In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting.  The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

How do I vote?

Proxies may be voted by returning the printed Proxy Card.  For more information about how to vote your Proxy, please see the instructions on your Proxy Card.

In addition to voting by Proxy, you may vote in person at the Annual Meeting.  However, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by Proxy even if you plan to be present at the Annual Meeting.

What materials are available on the Internet?

This Proxy Statement, our Annual Report on Form 10-K, our Annual Report to Stockholders and other financial documents are available free of charge on the SEC’s website, www.sec.gov, and at the Investor Relations tab on our corporate web site at www.prestigebrandsinc.com.

How will my Proxy be voted?

The individuals named on the Proxy Card will vote your Proxy in the manner you indicate on the Proxy Card.  If your Proxy Card is signed but does not contain specific instructions, your Proxy will be voted “FOR” all of the directors nominated and “FOR” ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

Can I change my mind and revoke my Proxy?

Yes. To revoke a Proxy given pursuant to this solicitation, you must:

•	sign another Proxy with a later date and return it to our Secretary at or before the Annual Meeting; or

•	provide our Secretary with a written notice of revocation dated later than the date of the Proxy at or before the Annual Meeting; or

•	attend the Annual Meeting and vote in person. Note that attendance at the Annual Meeting will not revoke a Proxy if you do not actually vote at the Annual Meeting.

What if I receive more than one copy of these Proxy materials?

The receipt of multiple copies of these Proxy materials means that you have more than one account with brokers or our transfer agent.  Please vote all of your shares.  We also recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is Computershare, Ltd., 250 Royall Street, Canton, Massachusetts  02021, and it may be reached at (781) 575-3400.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares.  If you do not give instructions to your broker, your broker may exercise discretionary voting power to vote your shares with respect to routine matters, but the broker may not exercise discretionary voting power to vote your shares with respect to “non-routine” items.  All of the matters identified in this document to be voted upon at the meeting presently are considered to be “routine” items.  In the case of non-routine items, the shares that cannot be voted by your broker would be treated as “broker non-votes.”

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted.  A quorum exists when the holders of a majority of the 49,959,454 shares of our common stock outstanding on June 9, 2008 are present in person or by Proxy at the meeting.

How many votes are needed to elect directors and approve other matters?

•	Election of Directors

Directors are elected by a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting.  This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot.  You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

•	Ratify Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009 will be approved if the proposal receives the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own.  Cumulative voting is not allowed.

Will my vote be confidential?

Yes.  We will continue our practice of keeping the votes of all stockholders confidential.  Stockholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;

•	in a dispute regarding authenticity of Proxies and ballots;

•	in the case of a contested Proxy solicitation, if the other party soliciting Proxies does not agree to comply with the confidential voting policy; or

•	when a stockholder makes a written comment on the Proxy Card or otherwise communicates the vote to management.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

What is the structure of our Board of Directors?

The number of directors on our Board of Directors is fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.  Currently, our Board of Directors is comprised of 10 directors.  All current members of the Board of Directors are standing for reelection, to hold office until the next Annual Meeting of Stockholders.

Who are the nominees this year?

The nominees for the Board of Directors consist of 10 current directors who were elected at our 2007 Annual Meeting of Stockholders.  If elected, each nominee would hold office until the 2009 Annual Meeting of Stockholders and until his respective successor is elected and qualified or until his earlier death, resignation or removal.  These nominees, their ages at the date of this Proxy Statement and the year in which they first became a director are set forth in the table below.  The Board of Directors has affirmatively determined that each of these nominees, other than Mark Pettie, David A. Donnini, Vincent J. Hemmer and Peter C. Mann, is independent from the Company and its management.

Name	Age	Director Since

Mark Pettie	51	January 2007
L. Dick Buell	57	November 2004
John E. Byom	54	January 2006
Gary E. Costley	64	November 2004
David A. Donnini	43	June 2004
Ronald Gordon	64	May 2005
Vincent J. Hemmer	39	June 2004
Patrick Lonergan	73	May 2005
Peter C. Mann	66	June 2004
Raymond P. Silcock	57	January 2006

What are the backgrounds of this year’s nominees?

Mark Pettie, Chairman of the Board and Chief Executive Officer, has served as Chairman of the Board and Chief Executive Officer since January 2007.  Mr. Pettie served as the President, Dairy Foods Group for Conagra Foods from 2005 to 2006 where he was directly responsible for marketing and indirectly responsible for finance, sales, operations, research and development and human resources.  From 1981 to 2004, Mr. Pettie held various positions of increasing responsibility at Kraft Foods and was appointed Executive Vice President/General Manager of Kraft Foods’ Coffee Division in 2002.  As the Executive Vice President/General Manager of Kraft Foods’ Coffee Division, Mr. Pettie was directly responsible for marketing, strategy, finance and green coffee procurement and indirectly responsible for sales, operations and human resources.  Mr. Pettie received a B.S. from the State University of New York at Binghamton and a M.B.A. from Cornell University.

L. Dick Buell, Director, has served as a director since November 2004. Mr. Buell is currently Chief Executive Officer and director of Catalina Marketing Corporation, which he joined in March 2004.  From January 2002 to January 2004, Mr. Buell was Chief Executive Officer of WS Brands, a portfolio company of Willis Stein & Partners. From February 2000 to December 2001, Mr. Buell was President and Chief Operating Officer of Foodbrands America, Inc., a unit of Tyson Foods.  Prior to that time, Mr. Buell spent 10 years at Griffith Laboratories, Inc. and served as Chief Executive Officer from 1992 to 1999.  From 1983 to 1990, Mr. Buell served as Vice President of Marketing for Kraft Grocery Products and from 1979 to 1983 as a consultant at McKinsey & Company.  Mr. Buell earned his B.S. in Engineering from Purdue University and his M.B.A. from the University of Chicago.

John E. Byom, Director, was appointed as director in January 2006.  Mr. Byom is currently Chief Executive Officer of Classic Provisions Inc. which he joined in October 2007.  Mr. Byom was previously the Chief Financial Officer of International Multifoods Corporation.  He left International Multifoods Corporation in March 2005 after 26 years, including four years as Vice President Finance and Chief Financial Officer, from March 2000 to

June 2004.  Most recently, after the sale of International Multifoods Corporation to The J.M. Smucker Company in June 2004, Mr. Byom was President of Multifoods Foodservice and Bakery Products.  Prior to his time as Chief Financial Officer, Mr. Byom was President US Manufacturing from July 1999 to March 2000, and Vice President Finance and IT for the North American Foods Division from 1993 to 1999.  Prior to 1993 he held various positions in finance and was an internal auditor for International Multifoods Corporation from 1979 to 1981.  Mr. Byom earned his B.A. in Accounting from Luther College.  Mr. Byom is currently a director of MGP Ingredients Inc.

Gary E. Costley Ph.D., Director, has served as a director since November 2004. Dr. Costley is currently a managing partner at C&G Capital and Management, a private investment company, which he joined in July 2004. He previously served from 2001 to June 2004 as Chairman and Chief Executive Officer of International Multifoods Corporation and from 1997 to 2001 as its Chairman, President and Chief Executive Officer.  From 1995 to 1996, Dr. Costley served as Dean of the Graduate School of Marketing at Wake Forest University.  Prior to that time, Dr. Costley spent 24 years with the Kellogg Company where he held various positions of increasing responsibility, including his most recent role as President of Kellogg North America.  Dr. Costley earned a B.S. in Animal Science and both an M.S. and Ph.D. in Nutrition from Oregon State University.  Dr. Costley is currently a director of Principal Financial Group Inc., Tiffany & Co. and Covance Inc.

David A. Donnini, Director, has served as a director since the Company’s incorporation in June 2004.  Mr. Donnini is currently a Principal of GTCR Golder Rauner, LLC, which he joined in 1991.  He previously worked as an associate consultant with Bain & Company.  Mr. Donnini earned a B.A. in Economics summa cum laude, Phi Beta Kappa with distinction, from Yale University and a M.B.A. from Stanford University where he was the Robichek Finance Award recipient and an Arjay Miller Scholar.  Mr. Donnini is a director of various companies, including Cardinal Logistics Management, Fairmount Food Group, LLC, Golden Gate Logistics, LLC, Syniverse Holdings Inc., Triad Holdings, LLC, Wallace Theater Corporation and Wilton Products, Inc.

Ronald Gordon, Director, was appointed as director in May 2005.  Mr. Gordon was most recently President and Chief Operating Officer of Nice-Pak Products, Inc. from 2002 until his retirement in 2005.  Prior to serving at Nice-Pak, Mr. Gordon was Chief Executive Officer for the North American operations of Beiersdorf, Inc. from 1997 through 2001.  He also founded Gordon Investment Group in 1994 to finance and oversee a variety of start-up businesses.  Earlier in his career, Mr. Gordon was the President and Chief Executive Officer of Goody Products Inc. and held senior positions at Playtex Family Products Corporation and Procter & Gamble.  Mr. Gordon earned a B.S. in Finance at The Wharton School of the University of Pennsylvania and a M.B.A. from Columbia University.

Vincent J. Hemmer, Director, has served as a director since its incorporation in June 2004.  Mr. Hemmer is currently a Principal with GTCR Golder Rauner, LLC and has been with GTCR since 1996.  Mr. Hemmer previously worked as a consultant with the Monitor Company and an investment banker with Credit Suisse First Boston.  He earned a B.S. in Economics, magna cum laude, and was a Benjamin Franklin Scholar at The Wharton School of the University of Pennsylvania.  Mr. Hemmer received his M.B.A. from Harvard University.  Mr. Hemmer is currently a director of Fairmount Food Group, LLC, Wilton Products, Inc. and Aspire Brands, Inc.

Patrick Lonergan, Director, was appointed as a director in May 2005.  Mr. Lonergan is the co-founder of Numark Laboratories, Inc. and has served as its President since January 1989.  Prior to Numark, Mr. Lonergan was employed from 1959 to 1989 in various senior capacities by Johnson & Johnson, including Vice President & General Manager.  Mr. Lonergan also served on the Board of Directors of Johnson & Johnson Products Inc., and was  Chairman of the Health Care Division Management Committee.  Mr. Lonergan earned a B.S. in Business from Northern Illinois University.  Mr. Lonergan is also a director of several private companies.

Peter C. Mann, Director, has served as Chairman of the Board of the Company since its incorporation in June 2004 through January 2007, and is currently a member of the Board of Directors.  Mr. Mann is currently an Operating Partner at West Hill Partners, LLC which he joined in September 2007.  From June 2004 through August 2005, Mr. Mann was the Chief Executive Officer and President of the Company.  From August 2005 through March 31, 2006, Mr. Mann served as Chief Executive Officer of the Company.  On June 23, 2006, Mr. Mann was re-appointed Acting Chief Executive Officer and President of the Company and resigned from such positions in January 2007.  Mr. Mann previously served as President and Chief Executive Officer of Medtech Holdings, Inc. (our predecessor company) (“Medtech”) since June 2001.  From 1973 to 2001, Mr. Mann was employed by Block Drug Company, Inc. where he served in positions of increasing responsibility and became President of the Americas Division.  Prior to his joining Block Drug Company, he held senior management positions for such leading consumer products companies as The

Mennen Company, Swift & Co. and Chemway, Inc. Mr. Mann is a graduate of Brown University. Mr. Mann is currently a director of Nutrition 21, Inc.

Raymond P. Silcock, Director, was appointed as a director in January 2006.  Mr. Silcock is currently Senior Vice President and Chief Financial Officer of UST Inc. which he joined in August 2007. From October 2006 until July 2007, Mr. Silcock was employed by Swift & Company as its Executive Vice President and Chief Financial Officer.  From 1998 to 2005, Mr. Silcock served as Executive Vice President and Chief Financial Officer of Cott Corporation.  From 1997 to 1998, Mr. Silcock served as Chief Financial Officer of Delimex Holdings, Inc.  From 1979 to 1997, Mr. Silcock was employed by Campbell Soup Company where he served in positions of increasing responsibility and became Vice President – Finance of Campbell Soup Company’s Bakery and Confectionary Division.    Mr. Silcock earned a M.B.A. from the Wharton School of the University of Pennsylvania and is a Fellow of the Chartered Institute of Management Accountants (UK).

How are our directors compensated?

Each of our directors other than Messrs. Donnini and Hemmer receive the following cash and equity compensation for his services as a director:

•	a one-time grant of our common stock equal to $20,000 awarded on the date of the first Annual Meeting of Stockholders after appointment (except for Mr. Mann);

•
an annual grant of our restricted common stock equal to $50,000 awarded on the date of each Annual Meeting of Stockholders (such restricted common stock vests in equal installments over a two year period so long as membership on the Board of Directors continues);

•	a $25,000 annual retainer fee paid quarterly; and

•	attendance fees in according with the following table:

Meeting	Fee

Board of Directors (in person)	$1,500
Committee (in person)	$1,000
Board of Directors (by telephone)	$750
Committee (by telephone)	$750

The Chairman for each of our standing committees and our Lead Director receive the fees set forth below in the following table for their services in their respective capacities:

Position	Annual Fee

Chairman of the Audit Committee	$7,500
Chairman of the Compensation Committee	$5,000
Chairman of the Nominating and Governance Committee	$5,000
Chairman of the Strategic Planning Committee	$5,000
Lead Director	$45,000

Our directors are also reimbursed for out-of-pocket expenses incurred in connection with Board of Directors and/or Committee participation.

Are there any family relationships between our directors and executive officers?

There are no family relationships between or among any of our directors and executive officers.

How many votes are needed to elect directors?

The affirmative vote of a plurality of the votes cast in person or by Proxy at the Annual Meeting of Stockholders is necessary for the election of directors (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board of Directors recommend?

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED ABOVE.

GOVERNANCE OF THE COMPANY

What is Corporate Governance and how do we implement it?

Corporate governance is a set of rules established by the Company to ensure that its directors, executive officers and employees conduct the Company’s business in a legal, impartial and ethical manner.  Our Board of Directors has a strong commitment to sound and effective corporate governance practices. Our management and our Board of Directors have reviewed and continue to monitor our corporate governance practices in light of Delaware corporate law, United States federal securities laws, the listing requirements of the NYSE and other best practices.

Have we made any recent changes to our Corporate Governance practices?

During 2008, the Board of Directors adopted a Related Persons Transaction Policy and a Stock Ownership Guidelines for the Board of Directors and senior management of the Company.  For a summary of our Related Persons Transaction Policy, please see Certain Relationships and Related Transactions contained elsewhere in this Proxy Statement. The Board of Directors also adopted Stock Ownership Guidelines in order to align the interests of directors and executive officers of the Company with its stockholders.  Each person subject to the Stock Ownership Guidelines is expected to be fully compliant on the fifth anniversary of the event requiring compliance, but not before February 5, 2013, the fifth anniversary of the date of adoption of the Stock Ownership Guidelines by the Board of Directors.  The Stock Ownership Guidelines, the full text of which is available at the Investor Relations tab on our web site at www.prestigebrandsinc.com, is summarized as follows:

Office	Value of Stockholdings Required to be Owned
Non-Employee Director	5X Annual Cash Retainer (exclusive of meeting fees and expense payments)
Chief Executive Officer	4X Annual Salary (exclusive of annual bonus)
Chief Financial Officer and General Counsel	3X Annual Salary (exclusive of annual bonus)
Remaining senior executive officers	2X Annual Salary (exclusive of annual bonus)

What documents establish and implement our Corporate Governance practices?

The Code of Conduct Policy, Code of Ethics for Senior Financial Employees, the Policy and Procedures for Complaints Regarding Accounting, Internal Controls and Auditing Matters, the Corporate Governance Guidelines, the Related Persons Transaction Policy, the Stock Ownership Guidelines and the Charters of our Audit, Compensation, Nominating and Governance, and Strategic Planning Committees were adopted by the Company for the purpose of transparency in our governance practices, as well as promoting honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Where can I access the Company’s Corporate Governance documents?

The documents described in the preceding question may be accessed at the Investor Relations tab of www.prestigebrandsinc.com, our Internet website.  In addition, you may request, without charge, a copy of the foregoing documents by submitting a written request for any of such materials to: Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York  10533, Attention: Secretary.

How often did the Board of Directors meet in 2008?

The Board of Directors held seven meetings during 2008.  Each director is expected to attend each meeting of the Board of Directors and those Committees on which he serves.  Each of our incumbent directors attended 75% or more of the total number of meetings of the Board of Directors and those Committees on which he served during the last fiscal year.  The Board of Directors has a policy of expecting members of the Board of Directors to attend the Annual Meetings of Stockholders.  All but two members of our Board of Directors attended the Annual Meeting of Stockholders held on July 31, 2007.

Has the Board of Directors appointed a Lead Director for non-management sessions of the Board of Directors?

The Board of Directors has appointed Mr. Gordon as the Lead Director to preside over non-management and executive sessions of the Board of Directors.

What Committees have been established by the Board of Directors?

The Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Strategic Planning Committee.  Except for Messrs. Pettie and Hemmer who are members of the Strategic Planning Committee, all of the other members of our standing committees are independent directors.  The following table sets forth the current membership of the Company’s standing committees:

[continues on next page]

Committee	Membership

Audit Committee	John E. Byom (Chairman) Ronald Gordon Patrick Lonergan Raymond P. Silcock
Compensation Committee	Patrick Lonergan (Chairman) L. Dick Buell John E. Byom Gary E. Costley
Nominating and Governance Committee	Ronald Gordon (Chairman) L. Dick Buell Gary E. Costley Raymond P. Silcock
Strategic Planning Committee	Raymond P. Silcock (Chairman) Ronald Gordon Vincent J. Hemmer Patrick Lonergan Mark Pettie

Who are our independent directors?

In accordance with the NYSE’s listing requirements, the Board of Directors has evaluated each of its directors’ independence from the Company and its management.  In its review of each director’s independence, the Board of Directors reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent auditors and, in the case of Messrs. Donnini and Hemmer, their advice to the Company that they did not believe that they met the NYSE’s definition of independence. The Board of Directors also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. Based on the review of the Board of Directors, the NYSE’s definition of “independence” and the advice of Messrs. Donnini and Hemmer that they are not independent from the Company, the Board of Directors has determined that a majority of the Board of Directors is “independent.”  The independent directors are Messrs. Buell, Byom, Costley, Gordon, Lonergan and Silcock.  The Board of Directors has also determined that each of the members of our Audit Committee is “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that Mr. Byom is an “audit committee financial expert” as that term is defined by SEC regulations.

Does the Board of Directors evaluate itself and its committees?

Yes.  Every year the Board of Directors and its committees complete a self-evaluation of their performance through written questionnaires and follow-up discussion by the Board of Directors and the respective Committees.  In the event the Board of Directors or its Committees determine that modifications to their practices are required, they will promptly institute the required changes to the Company’s Corporate Governance practices and the documents through which such practices are effectuated.

How can you communicate with the Board of Directors?

Stockholders and other interested parties may send communications to the Board of Directors or any Committee thereof by writing to the Board of Directors or any such Committee at Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York  10533, Attention: Secretary.  The Secretary will distribute all stockholder and other interested party communications to the intended recipients and/or distribute to the entire Board of Directors, as appropriate.

In addition, stockholders and other interested parties may also contact the Lead Director or the non-management directors as a group by writing to the Lead Director c/o Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York  10533, Attention: Secretary. The Secretary will forward all stockholder and other interested party communications to the Lead Director who will review and distribute, if addressed to the non-management directors, all stockholder and other interested party communications to the non-management directors as a group.

What are our Complaint Procedures?

Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee c/o Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York  10533. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.”  Alternatively, complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by our employees confidentially and anonymously by contacting the Company’s TeleSentry Hotline.  TeleSentry is an independent third party that the Company has retained to receive anonymous complaints from the Company’s employees.  TeleSentry may be reached by telephone at (888) 883-1499 or P.O. Box 161, Westport, CT  06881.  TeleSentry may also be contacted by e-mail at resp@telesentry.org.

What are the responsibilities of the Audit Committee?

The Audit Committee is responsible for, among other things:

(1) the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report on our annual financial statements;

(2) reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board of Directors take, appropriate action to oversee their independence;

(3) approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;

(4) overseeing our accounting and financial reporting processes and the audits of our financial statements;

(5) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

(6) engaging independent counsel and other advisers as the Audit Committee deems necessary;

(7) determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;

(8) reviewing and assessing the adequacy of the Audit Committee’s formal written charter on an annual basis; and

(9) handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Our Board of Directors adopted a written charter for our Audit Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.prestigebrandsinc.com or is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary.  PricewaterhouseCoopers LLP currently serves as our independent registered public accounting firm.  The Audit Committee met six times during 2008.

What are the responsibilities of the Compensation Committee?

The Compensation Committee is responsible for, among other things:

(1) determining, or recommending to our Board of Directors for determination, the compensation and benefits of all of our executive officers and non-employee directors;

(2) reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

(3) administering our stock plans and other incentive compensation plans; and

(4) such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

Our Board of Directors adopted a written charter for our Compensation Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.prestigebrandsinc.com or is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary.  The Compensation Committee met six times during 2008.

What are the responsibilities of the Nominating and Governance Committee?

The Nominating and Governance Committee is responsible for, among other things:

(1) selecting, or recommending to our Board of Directors for selection, nominees for election to our Board of Directors;

(2) making recommendations to our Board of Directors regarding the size and composition of the Board of Directors and its Committees and retirement procedures affecting members of the Board of Directors;

(3) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and

(4) such other matters that are specifically delegated to the Nominating and Governance Committee by our Board of Directors from time to time.

Our Board of Directors adopted a written charter for our Nominating and Governance Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.prestigebrandsinc.com or is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary.  The Nominating and Governance Committee met four times during 2008.

The Nominating and Governance Committee will consider as potential nominees for director individuals properly recommended by stockholders.  Recommendations concerning individuals proposed for consideration by the Nominating and Governance Committee should be addressed to Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533, Attention: Secretary.  Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.  Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating and Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Company’s Amended and Restated Bylaws, as amended (the “Amended and Restated Bylaws”), and any applicable requirements of the Exchange Act.

The Nominating and Governance Committee identifies potential candidates for nomination as directors based on recommendations by our executive officers or directors.  Generally, candidates have significant industry experience and have been known to one or more of the members of the Board of Directors.  As noted above, the Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors.  In evaluating candidates for nomination, the Nominating and Governance Committee will consider the factors it believes to be appropriate, which would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of the Board of Directors in collectively serving the interests of our stockholders.  The Nominating and Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Governance Committee by officers or directors of the Company or by a stockholder.

What are the responsibilities of the Strategic Planning Committee?

The Strategic Planning Committee is responsible for, among other things:

(1) reviewing acquisition strategies with management and investigating and recommending acquisition candidates;

(2) evaluating the execution and integration of acquisitions;

(3) evaluating potential divestitures and other strategic planning strategies; and

(4) such other matters that are specifically delegated to the Strategic Planning Committee by our Board of Directors from time to time.

Our Board of Directors adopted a written charter for our Strategic Planning Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.prestigebrandsinc.com or is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary.  The Strategic Planning Committee met one time during 2008.

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PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Who has the Audit Committee selected as our independent accounting firm for 2009?

The Audit Committee has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s financial statements for 2009.  In making the decision to reappoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by PricewaterhouseCoopers LLP is incompatible with maintaining that firm’s independence from the Company.

Is stockholder approval required for the appointment of an independent accounting firm for 2009?

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by applicable legal requirements.  However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.  In the event the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors.  However, the Audit Committee and the Board of Directors may, in their discretion, still direct the appointment of PricewaterhouseCoopers LLP.

Will representatives of PricewaterhouseCoopers LLP attend the Annual Meeting?

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

What fees were paid to our independent accounting firm in 2008 and 2007?

For 2008 and 2007, the following fees were billed by PricewaterhouseCoopers LLP to the Company for the indicated services:

	2008	2007
Audit Fees	$607,000	$699,000
Audit-Related Fees	-	-
Tax Fees	63,262	255,219
All Other Fees	-	94,500
Total Independent Accountant’s Fees	670,262	1,048,719

Audit Fees. Consisted of fees billed for professional services rendered for (i) the audit of our consolidated financial statements and internal control over financial reporting; (ii) the review of the interim consolidated financial statements included in quarterly reports; and (iii) the services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services would include employee benefit plan audits and attest services that were not required by statute or regulation.

Tax Fees. Consisted of fees billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal, state and international tax compliance, customs and duties and tax planning.

All Other Fees. Consisted of fees for products and services other than the services reported above.  In 2007, these services included due diligence services in connection with an abandoned acquisition.

Has the Audit Committee determined PricewaterhouseCoopers LLP’s independence from the Company?

The Audit Committee has considered the non-audit services provided by PricewaterhouseCoopers LLP and determined that the provision of such services had no effect on PricewaterhouseCoopers LLP’s independence from the Company.

How does the Audit Committee pre-approve services provided by the independent accounting firm?

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.  During 2008, all audit and non-audit services were approved in accordance with the Audit Committee’s pre-approval policy.

How many votes are needed to ratify the appointment of our independent accounting firm for 2009?

Approval of the proposal to ratify the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting of Stockholders (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board of Directors recommend?

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 9, 2008 by:  (1) each of the executive officers named in the Summary Compensation Table on page 31; (2) each of our directors; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock.  Except as otherwise noted below, all information with respect to beneficial ownership of a director and executive officer named in the Summary Compensation Table has been furnished to us by the respective director and executive officer.  All information with respect to beneficial ownership of a five percent beneficial owner of our common stock was obtained from such beneficial owner’s Schedule 13G filed with the SEC.  Unless otherwise indicated, (i) each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his, her or its name; and (ii) the address of each person named in the table below is c/o Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York  10533.

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)	Percentage (2)
5% Stockholders:
GTCR Funds (3)	14,973,785	30.0%
FMR LLC (4)	2,645,474	5.3%
Wells Fargo & Company (5)	4,659,838	9.3%
First Manhattan Co. (6)	3,097,333	6.2%
Directors and Named Executive Officers:
Mark Pettie	20,000	*
Peter J. Anderson (7)	347,311	*
Jean A. Boyko (8)	9,466	*
Charles N. Jolly (9)	12,909	*
James E. Kelly (10)	11,067	*
L. Dick Buell (11)	10,870	*
John E. Byom (11)	6,767	*
Gary E. Costley (11)	10,870	*
David A. Donnini (12)	14,973,785	30.0%
Ronald Gordon (11)	20,870	*
Vincent J. Hemmer (12)	14,973,785	30.0%
Patrick Lonergan (11)	12,070	*
Peter C. Mann (11)	633,556	1.3%
Raymond P. Silcock (11)	6,767	*
All directors and executive officers as a group (14 persons)	16,076,308	32.1%
____________

* Denotes less than one percent.

(1)
As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security; or (b) investment power which includes the power to dispose, or to direct the disposition of, such security.  In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of June 9, 2008.  Any security not within the foregoing classifications have been excluded from this table.

(2)	Percent is based on 49,959,454 shares of our common stock outstanding as of June 9, 2008.

(3)
Amounts shown reflect the aggregate interests held by GTCR Fund VIII, L.P. (‘‘Fund VIII’’), GTCR Fund VIII/B, L.P. (‘‘Fund VIII/B’’), GTCR Co-Invest II, L.P. (‘‘Co-Invest II’’) and GTCR Capital Partners, L.P. (‘‘Capital Partners’’) (collectively, the ‘‘GTCR Funds’’). The address of each entity comprising the GTCR Funds is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois  60606.  The shares of common stock reported herein may be deemed to be beneficially owned indirectly by certain affiliates of the GTCR Funds.  Each affiliate that may be deemed to beneficially own indirectly shares of common stock disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest.  The information disclosed herein was obtained from the Schedule 13G/A filed with the SEC by the GTCR Funds and certain other affiliates on February 13, 2008.

(4)
The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts  02109.  The information disclosed herein was obtained from Amendment No. 3 to Schedule 13G filed with the SEC by FMR LLC on February 14, 2008.

(5)
The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California  94163.  The information disclosed herein was obtained from the Schedule 13G filed with the SEC by Wells Fargo & Company on January 29, 2008.

(6)
The address for First Manhattan Co. is 437 Madison Avenue, New York, New York  10022.  The information disclosed herein was obtained from the Schedule 13G filed with the SEC by First Manhattan Co. on February 13, 2008.

(7)
Includes (i) 8,457 shares of founder shares that vest during the period from June 9, 2008 through August 8, 2008; and (ii) 13,200 shares of the Company’s common stock underlying a stock option that partially vested and became exercisable on May 25, 2008.

(8)	Includes 7,466 shares of the Company’s common stock underlying a stock option that partially vested and became exercisable on May 25, 2008.

(9)	Includes 10,209 shares of the Company’s common stock underlying a stock option that partially vested and became exercisable on May 25, 2008.

(10)	Includes 11,067 shares of the Company’s common stock underlying a stock option that partially vested and became exercisable on May 25, 2008

(11)	Includes 1,999 shares of our restricted common stock that vest on July 31, 2008.

(12)
Represents shares held by the GTCR Funds as described in note (3) above.  Messrs. Donnini and Hemmer are each principals and/or members of GTCR Golder Rauner, L.L.C. (‘‘GTCR’’) and GTCR Golder Rauner II, L.L.C. (‘‘GTCR II’’). GTCR is the general partner of GTCR Partners VI, L.P., the general partner of GTCR Mezzanine Partners, L.P., the general partner of Capital Partners.  GTCR II is the general partner of GTCR Partners VIII, L.P. (‘‘Partners VIII’’) and Co-Invest II. Partners VIII is the general partner of Fund VIII and Fund VIII/B.  Accordingly Messrs. Donnini and Hemmer may be deemed to beneficially own the shares owned by the GTCR Funds.  Each of Messrs. Donnini and Hemmer disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of each of Messrs. Donnini and Hemmer is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois  60606.

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SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets forth certain information regarding our 2005 Long-Term Equity Incentive Plan (the “2005 Incentive Plan”) as of March 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	269,580 (1)	$12.69	4,685,400 (2)

Equity compensation plans not approved by security holders	-	-	-
Total	269,580	$12.69	4,685,400

(1)	Consists of non-vested stock appreciation rights and stock options.

(2)	Also outstanding were grants of 484,674 shares of non-vested restricted common stock. The average grant date price of the non-vested restricted common stock is $11.78 per share.

As we have recently made additional grants of restricted common stock and stock options under the 2005 Incentive Plan, we have supplemented the table above with more recent information.  The following table sets forth certain information regarding our 2005 Incentive Plan as of June 9, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	682,830 (1)	$11.61	4,272,150 (2)

Equity compensation plans not approved by security holders	-	-	-
Total	682,830	$11.61	4,272,150

(1)	Consists of shares of non-vested stock appreciation rights and stock options.

(2)
Also outstanding were awards of 269,712 shares of restricted common stock granted on May 30, 2008 at a price of $10.91 per share.  At June 9, 2008, there were 754,386 shares of non-vested restricted common stock outstanding.  The average grant date price of the non-vested restricted common stock is $11.47.

COMPENSATION DISCUSSION AND ANALYSIS

What is the purpose of Compensation Discussion and Analysis?

This Compensation Discussion and Analysis has been prepared in order to provide a summary of the policies and procedures established by the Company in reviewing and determining compensation for its executive officers. Specifically, the following discussion will outline, among other things, the objectives of executive compensation, the elements of executive compensation, how determinations are made as to specific elements of and total executive compensation, severance and change-in-control payments, and executive officer involvement in setting executive compensation.

It is the intent of the Company, through the efforts of the Compensation Committee, to:

●	Establish executive compensation that is competitive with the compensation offered by similarly-situated companies.
●	Motivate and incentivize management.
●	Align management’s interests with those of the Company’s stockholders.

What are the overall objectives of our executive compensation programs?

The Compensation Committee is responsible for setting and administering the policies which govern executive compensation.  The general philosophy of our executive compensation program is to attract, motivate and retain talented management while ensuring that our executive officers are compensated in a way that advances the interests of the Company and its stockholders.  The Company uses the following types of cash and equity compensation to compensate and reward its executive officers for their performance: base salary, a cash-based annual incentive plan and long-term equity awards comprised of restricted stock, stock appreciation rights and stock options.  The Compensation Committee believes that the elements of compensation that it selected creates a flexible compensation package that focuses and rewards executives for short and long-term performance while aligning the interests of our executive officers with the interests of the Company’s stockholders.

Each element of executive compensation described above is determined based on:

●	The executive’s level of responsibility and function within the Company.
●	The executive’s performance within the Company.
●	The overall performance and profitability of the Company.
●	Executive compensation offered to similarly-situated executives at peer companies.

Through a combination of salary and performance-based awards, the Compensation Committee desires to provide attractive and competitive compensation to the executive officers, a substantial portion of which is contingent upon the Company’s performance.

How are our executive compensation programs structured in order to address our objectives?

Performance.  Our executive compensation includes a substantial amount of performance-based, or at-risk, compensation.  The Compensation Committee believes that the use of performance-based compensation allows the Company to tailor the compensation paid to the executive officers to the Company’s performance and maintain a compensation system that significantly affects executive compensation in the event the Company does not meet the pre-determined performance goals.  Furthermore, by utilizing threshold targets as a part of executive compensation, in the event the Company does not meet these targets, incentive compensation is entirely at-risk and is not paid to the executive officers; however, the Compensation Committee and Board of Directors generally retain and are entitled to exercise their discretion to increase or decrease the size of an award to an employee based on the employee’s individual performance or to pay awards that were not earned when the circumstances warrant – i.e., for employee morale and retention purposes.

Alignment.  By motivating and incentivizing the executive officers with regard to the Company’s short and long-term goals, the Compensation Committee believes that the interest of the executive officers and the Company’s stockholders are properly aligned.

Does the Compensation Committee use the services of an independent consultant?

Yes.  During 2007 and 2008, the Compensation Committee retained Mercer Human Resource Consulting (“Mercer”), an independent compensation consultant, in connection with its annual review and determination of executive compensation.  Specifically, the Compensation Committee requested that Mercer develop a peer group of companies for the Company and assist the Compensation Committee in determining the levels of salary, non-equity incentive compensation and equity incentive compensation for 2008.  The Company’s Chief Executive Officer, along with certain other members of management, provided recommendations to, and participated in meetings of, the Compensation Committee.

During 2008 and 2009, the Compensation Committee utilized Mercer to conduct an analysis of Mr. Pettie’s total compensation package as compared to the compensation packages being paid to the Chief Executive Officers of the companies in the Company’s peer group.  As part of its analysis, Mercer compared Mr. Pettie’s salary, non-equity incentive compensation and equity incentive compensation with the comparable elements and total amount of compensation paid to the Chief Executive Officers of the companies in the Company’s peer group.  Based on its review, Mercer advised the Compensation Committee that Mr. Pettie’s total compensation for 2008 was consistent with the compensation plan adopted by the Company in 2007 and 2008 to compensate its executive officers at approximately the 50th percentile of its peer group.  The Company’s Chief Executive Officer, along with certain other members of management, provided recommendations to, and participated in meetings of, the Compensation Committee in order to assist it with the determination of compensation for the Company’s employees (including the Named Executive Officers other than Mr. Pettie).

Does the Compensation Committee benchmark using a peer group of companies?

Yes.  The group of peer companies identified by Mercer, and approved by the Compensation Committee, is comprised of the following publicly-traded companies:

●	Alpharma Inc.	●	Inter Parfums, Inc.
●	Chattem Inc.	●	Lifetime Brands, Inc.
●	Elizabeth Arden, Inc.	●	Maidenform Brands, Inc.
●	Hain Celestial Group, Inc.	●	WD-40 Company
●	Helen of Troy Limited.

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What are the elements of our executive compensation program and why do we pay them?

The following table provides additional information regarding the various elements of executive compensation.

Pay Element	What the Pay Element Is Intended to Reward	Purpose of the Pay Element
Base Salary	Skills, experience, competence, performance, responsibility, leadership and contribution to the Company	Provide fixed compensation for daily responsibilities
Annual Cash Incentive Plan	Efforts to achieve annual target revenue growth and profitability	Focuses attention on meeting annual performance targets and short-term success of the Company Provides additional cash compensation and incentives based on the Company’s annual performance
Long-Term Incentives	Restricted Stock
	Efforts to achieve long-term revenue growth	Focuses attention on meeting long-term
	and profitability over the three-year vesting	performance targets and long-term success
	period	of the Company

	Continued employment with the Company	Management retention in a competitive
	during the vesting period	marketplace

Stock Appreciation Rights
	Ability to increase and maintain stock price	Focus efforts on long-term stock price
performance

	Continued employment with the Company	Management retention in a competitive
	during the three-year vesting period	marketplace

Stock Options
	Ability to increase and maintain	Focus efforts on long-term stock price
	stock price	performance

	Continued employment with the Company	Management retention in a competitive
	during the three-year vesting period	marketplace

How do we determine the types and amounts of executive compensation?

In structuring executive compensation, the Compensation Committee has offered compensation packages targeted at the fiftieth percentile (50%) of total executive compensation offered to similarly-situated executive officers at the Company’s peer group.  In establishing the specific components of executive compensation for 2008, the Compensation Committee has based such decisions on the market data and recommendations based on such data provided to it by Mercer Human Resource Consulting as well as the strategic planning by the Compensation Committee and the Board of Directors.

Base Salary.  Base salary for our executive officers is determined based on the scope of work, skills, experience, responsibilities, performance and seniority of the executive, peer group salaries for similarly-situated positions and the recommendation of the Chief Executive Officer (except in the case of his own compensation which is determined by the Compensation Committee and the Board of Directors).  Base salary increases for our executive officers who received increases for 2008 and 2009 averaged 4.9% and 5.5%, respectively, from the executive base salaries in effect during the prior fiscal year.  Since Mr. Pettie joined the Company in January 2007, he did not receive a salary increase for 2008. Based on Mercer Human Resource Consulting’s recommendation, the Compensation Committee increased Mr. Pettie’s salary for 2009 by $50,000 to $475,000 which represents a 11.8% increase over his 2008 base salary. Except where an existing agreement establishes an executive’s salary, the Compensation Committee reviews executive officers’ salaries annually at the end of the fiscal year and establishes the base salaries for the upcoming fiscal year.  The Company views base salary as a fixed component of executive compensation that compensates the executive officer for the daily responsibilities assumed in keeping the Company operating throughout the year.  The following table sets forth the base salaries paid to our Named Executive Officers (as hereinafter defined):

Name	2007 Salary	2008 Salary	2009 Salary
Mr. Pettie (1)	$84,115	$425,000	$475,000
Mr. Anderson	$309,000	$331,000	$342,000
Dr. Boyko (2)	$139,038	$234,000	$250,000
Mr. Jolly	$300,000	$320,000	$333,000
Mr. Kelly (3)	-	$238,622	$300,000

(1) Mr. Pettie’s date of hire by the Company was January 19, 2007.

(2) Dr. Boyko’s date of hire by the Company was August 21, 2006.

(3) Mr. Kelly’s date of hire by the Company was April 17, 2007.

Annual Cash Incentive Plan.  As part of our executive compensation, we have established an annual cash incentive plan which provides our executive officers with the ability to receive additional cash compensation based on a percentage of base salary and the Company’s performance.  In order to be eligible to receive incentive cash compensation, the executive must be employed with the Company at the end of the Company’s fiscal year and the Company must meet certain pre-determined targets for net sales and earnings on an annual basis.

Under the annual cash incentive plan, depending on the Company’s performance as measured against the net sales and earnings targets, an executive officer may receive no additional cash compensation, a threshold amount, a target amount or the maximum amount.

Performance Matrix for 2007. The performance matrix established for 2007 had a threshold payment equal to 60% of target bonus, a target amount equal to 100% of target bonus and a maximum payment equal to 100% of target bonus.  For information regarding the annual cash incentive plan awards for 2007, please see the executive compensation tables beginning on page 31 of this Proxy Statement.

Performance Matrix for 2008. The performance matrix established for 2008 had a threshold payment equal to 50% of target bonus, a target amount equal to 100% of target bonus and a maximum payment equal to 200% of target bonus.  Although the Company’s performance for 2008 did not achieve the level required for threshold payments under the 2008 Management Bonus Plan, the Compensation Committee and the Board of Directors after consideration of the business environment and circumstances that they believed caused targets not to be achieved, made discretionary cash payments equal to 60% of an employee’s target bonus for employee morale and retention purposes.  For information regarding the 2008 discretionary bonus payments, please see the executive compensation tables beginning on page 31 of this Proxy Statement.

Performance Matrix for 2009.  For the 2009 Management Bonus Plan, we have developed a performance matrix where the threshold payout is 50% of target bonus, the target amount is 100% of the target bonus and the maximum payout is 200% of target bonus.  The 2009 performance grid has been configured so that executives will earn 50% of target bonus if the Company’s 2009 performance (sales and EBITDA) is the same as that in 2008.  Under the 2009 Management Bonus Plan the Compensation Committee is entitled to exercise its discretion to increase or decrease the size of the cash payment by up to 15% based on the executive officer’s individual performance within the Company.  Furthermore, the performance goals established under the 2009 cash incentive plan are exclusive of any acquisitions or divestitures that the Company may make during such time period.  As a result, in the event the Company consummates an acquisition or a divestiture in 2009, the Compensation Committee has the discretion to modify the performance goals after considering the effect of such acquisition or divestiture on the expected financial performance of the Company.

The Company views the annual cash incentive plan as a performance-based component of executive compensation that motivates and incentivizes the executive officers for achieving the short-term goals of the Company and its stockholders.

Equity Awards.    Executive officers of the Company are eligible to receive equity awards under our 2005 Incentive Plan.  Awards under the 2005 Incentive Plan help relate a significant portion of an employee’s long-term compensation directly to stock price appreciation realized by all of our stockholders and aligns an executive officer’s interests with that of our stockholders.  Under the existing grants made pursuant to the 2005 Incentive Plan, our executive officers have received restricted common stock, stock appreciation rights and stock options.

Restricted Common Stock Awards

Except for the grant of restricted common stock awarded to Mr. Pettie in April 2007, the awards of restricted common stock given to our executive officers vest based on the Company’s achieving the performance targets for net sales and earnings at the end of a three-year performance period.  As the grants under the 2005 Incentive Plan were made in October 2005 (which vest on September 30, 2008), July 2006 (which vest on March 31, 2009), May 2007 (which vest on May 25, 2010) and May 2008 (which vest on May 30, 2011) and less than three years have elapsed since such grants, the performance period for such grants have not elapsed and therefore none of the shares of restricted stock comprising such grants are eligible for vesting until September 30, 2008 at the earliest. Under the terms of the awards, depending on the Company’s performance as measured against the performance goals, our executive officers may receive no shares of common stock, a threshold amount, a target amount or the maximum amount.  The performance matrixes established for 2006 and 2007 had a threshold payout equal to 50% of the shares granted, a target payout equal to 100% of the shares granted and a maximum payout equal to 100% of the shares granted based on a three-year performance period.   The performance matrix established for 2008 had a threshold payment equal to 80% of the shares granted, a target payout equal to 100% of the shares granted and a maximum payout equal to 150% of the shares granted.  The performance matrix established for 2009 has a threshold payment equal to 75% of the shares granted, a target payout equal to 100% of the shares granted and a maximum payout equal to 150% of the shares granted.  With regard to the restricted common stock grants made in 2008 and 2009, each grant has been divided into three portions each of which vest based on annual performance targets for each annual period during the three-year term of the award, subject to complete forfeiture if the average of the annual performance payout percentages (as set forth in the applicable annual performance grids) over the three-year performance period is less than 50%.  Due to the Company’s performance against its pre-determined net sales and earnings per share targets for 2006, 2007 and 2008, the Company determined that the October 2005, July 2006 and one-third of the May 2007 restricted common stock grants will not vest and reversed the stock-based compensation expense previously recorded by the Company under Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“FAS 123(R)”).  In an effort to help offset the reversals of all of the 2006 and 2007 and the one-third portion of the 2008 restricted common stock grants and to enhance the ability of the restricted common stock awards to promote employee retention, the 2009 performance grid has been configured so that employees of the Company will earn 75% of the second portion of the May 2007 restricted common stock grant and the first portion of the May 2008 restricted common stock award if the Company’s performance in 2009 is the same as that in 2008.  Due to the change in performance targets set forth in the 2009 performance grid, the likelihood that the second portion of the May 2007 restricted common stock grant and the first portion of the May 2008 restricted common stock will vest at the threshold payout level has been increased.  With regard to Mr. Pettie, 94,380 shares of restricted common stock awarded to him in April 2007 pursuant to his employment agreement vest on April 1, 2010 regardless of the Company’s performance.  In May 2008, we also granted to Mr. Pettie 57,688 shares of restricted common stock that may be earned annually and vest on May 30, 2011, subject to certain net sales and earnings targets set forth in the performance matrix for 2009 and the 2010 and 2011 performance matrixes to be established by the Compensation Committee and the Board of Directors.

The performance goals established for the grants of equity awards in 2007, 2008 and 2009 under the 2005 Incentive Plan are exclusive of any acquisitions or divestitures that the Company may make during such time period.  As a result, in the event the Company consummates an acquisition or a divestiture during the performance periods, the Compensation Committee has the discretion to modify the performance goals after considering the effect of such acquisition or divestiture on the expected financial performance of the Company.  The performance goals established for the grants of equity awards in 2006 under the 2005 Incentive Plan are inclusive of any acquisitions that the Company may make during the performance period.  As a result, the Compensation Committee does not have the discretion to modify the performance goals for the 2006 restricted stock awards and any incremental financial performance from an acquisition is used to calculate whether such awards will vest.

Stock Appreciation Rights  Awards

In addition to the awards of shares of restricted common stock, on July 1, 2006, certain of our executive officers (including Messrs. Anderson and Jolly) also received a fixed number of stock appreciation rights.  The initial price for the stock appreciation rights was set at $9.97, the closing price for the Company’s common stock on the NYSE on June 30, 2006, the day immediately preceding the grant date for the stock appreciation rights.  The term of the stock appreciation rights is from July 1, 2006 through March 31, 2009.  In order to be eligible for the receipt of the appreciation, if any, on the Company’s shares of common stock, the executive officer must be employed by the Company on March 31, 2009.  Promptly after March 31, 2009, the Company shall calculate the appreciation, if any, on March 31, 2009 of the stock appreciation rights in excess of the initial price for the stock appreciation rights and pay the amount of such appreciation to the executive officer in cash, stock, other Company securities or a combination thereof.

Stock Option Awards

On May 25, 2007, our executive officers other than Mr. Pettie also received grants of stock options for a specified number of shares.  The stock option grants have an exercise price equal to $12.86, the closing price of the Company’s common stock on the NYSE on May 25, 2007, the date of grant.  The stock options vest in three equal annual installments commencing on May 25, 2008.  The term of the stock options is 10 years from the date of grant.

On May 30, 2008, our executive officers also received grants of stock options for a specified number of shares.  The stock option grants have an exercise price equal to $10.91, the closing price of the Company’s common stock on the NYSE on May 30, 2008, the date of grant.  The stock options vest in three equal annual installments commencing on May 30, 2009.  The term of the stock options is 10 years from the date of grant.  In particular, Mr. Pettie received an option to purchase 128,444 shares of our common stock at an exercise price of $10.91 which vest in three equal annual installments commencing on May 30, 2009.

Overall Philosophy and Objectives Regarding Equity Awards

The Company views the above-mentioned equity awards as performance-based components of executive compensation that motivates and incentivizes the executive officers for achieving the long-term performance goals (including stock price appreciation) of the Company and its stockholders.  In addition, under the 2005 Incentive Plan, the restricted stock, stock appreciation rights and stock options awarded to the executive officers are subject to acceleration under certain circumstances.  With regard to change-in-control payments, the Compensation Committee believes that the additional compensation that an executive officer would be entitled to receive in connection with a change-in-control of the Company is in the best interests of the Company as such additional compensation is necessary to retain executive officers (who would be instrumental in effectuating such change-in-control transaction) in the Company’s employ while a change-in-control transaction is being contemplated, negotiated and consummated.  Notwithstanding the terms of the 2005 Incentive Plan, certain of our executive officers have employment agreements or other arrangements which entitle them to certain benefits in the event of a change-in-control of the Company.  For more information regarding severance and change-in-control benefits, please see the section titled “Severance and Change-in-Control Provisions” below.

The Compensation Committee believes equity-based incentive compensation aligns executive and stockholder interests because:

●	The use of a multi-year vesting schedule for equity awards encourages executive retention and emphasizes the attainment of long-term performance goals.
●
Paying a significant portion of executive compensation with performance-based, or at-risk, compensation motivates and incentivizes the executive officers to meet the long-term performance goals set by the Compensation Committee.

●
The executive officers will hold significant amounts of equity in the Company as required by the Company’s Stock Ownership Guidelines and will be motivated to increase stockholder value over the long-term.

The Compensation Committee determined executive equity awards based on the market data provided by Mercer Human Resource Consulting and discussions by the Compensation Committee and the Board of Directors, with and without the participation of senior management.

Severance and Change-in-Control Provisions.  All of the Company’s executive officers have executed employment agreements with the Company that provide for severance benefits in the event their employment with the Company is terminated under specific circumstances.  In addition, the Company’s 2005 Incentive Plan provides certain benefits to the recipients of equity awards under certain circumstances.  The Compensation Committee has also approved the accelerated vesting of the non-vested portion of founder shares held by certain executive officers (including Mr. Anderson) in the event of their death or disability.  Furthermore, the non-vested portion of founder shares held by certain executive officers vest automatically pursuant to their terms in connection with a change-in-control of the Company.  Any severance and change-in-control benefits accruing to an executive officer will be paid in accordance with any applicable employment agreement, the 2005 Incentive Plan, approval of the Compensation Committee and applicable law.  For additional information regarding severance and change-in-control payments that the Company may be obligated to pay to a Named Executive Officer in the future due to the termination of his or her employment under certain circumstances and/or a change-in-control of the Company, please see the sections titled “Executive Compensation and Other Matters – Potential Payments Upon Termination or Change-in-Control,” “Executive Compensation and Other Matters – Employment Agreements” and “Executive Compensation and Other Matters – Additional Vesting Provisions” contained elsewhere in this Proxy Statement.

Pursuant to the terms of the employment agreement between the Company and Mr. Pettie, in the event there is a change-in-control of the Company, the shares of restricted common stock granted to Mr. Pettie will vest upon the consummation of a change-in-control of the Company, even if Mr. Pettie remains employed by the Company after such change-in-control.  Except for the shares of restricted common stock granted to Mr. Pettie and the stock appreciation rights and founder shares owned by certain executive officers, none of our executive officers have a single trigger for change-in-control benefits (including cash compensation) upon the consummation of a change-in-control of the Company.  Under the terms of the 2005 Incentive Plan, the restricted common stock and stock options granted to the recipients of such grants vest upon a change-in-control and subsequent termination of employment by the Company other than for cause within one year after such change-in-control.  The Compensation Committee has the discretion to make future restricted common stock and stock option grants under the 2005 Incentive Plan which vest automatically upon a change-in-control of the Company, even if the grantee remains employed by the Company after such change-in-control.

With regard to the stock appreciation rights granted to certain of the Company’s executive officers, upon the occurrence of a change-in-control of the Company, under the 2005 Incentive Plan, a grantee shall be paid no less than the portion of the stock appreciation rights that such grantee would have been paid if the performance cycle had terminated as of the date of the change-in-control.

The Company has agreed to make change-in-control payments to the executive officers in order to retain them during any period in which the Company contemplates, negotiates and is in the process of consummating a change-in-control of the Company.  The participation of the executive officers in a change-in-control transaction would be critical to quickly and efficiently consummating a change-in-control transaction and such change-in-control payments would maintain the executive officers’ focus and attention to the transaction.  Except with regard to the restricted common stock granted to Mr. Pettie and the stock appreciation rights and founder shares owned by certain executive officers, each of which vest automatically in connection with a change-in-control transaction, any other change-in-control payment and/or benefit to be paid to the executive officers is conditioned on the termination of such executive officer in connection with a change-in-control transaction.  By requiring termination as a condition to the payment of a significant amount of compensation in connection with a change-in-control transaction, the Company has afforded protection to its executive officers while also potentially maximizing stockholder value in a change-in-control transaction.  The Company agreed to the accelerated vesting of Mr. Pettie’s equity awards under the 2005 Incentive Plan without requiring termination as the Company believes such a provision is customarily utilized by companies similarly-situated to the Company to attract and retain their Chief Executive Officers.

How will the payment of executive incentive compensation in 2009 relate to our performance?

We have previously publicly announced that we expect our organic sales growth for 2009 to be in the range of 2 to 4%.  To the extent we realize net sales growth for 2009 in the 2 to 4% range and based upon the level of earnings we expect to achieve in connection with such sales, our employees would receive (i) an incentive cash payment ranging from 55% (threshold) to 140% (maximum) of their respective target bonuses; and (ii) 80% (threshold) to 125% (maximum) of the restricted common stock eligible to be earned during 2009 and paid at the applicable vesting date, subject to complete forfeiture if the average annual performance payout percentage (as set forth in the applicable annual performance grids) over the three-year performance period is less than 50%.   Notwithstanding the amount of approximate incentive compensation for 2009 set forth in the tables that follow, if our 2009 earnings performance does not achieve a minimum level, no incentive compensation will be payable to the Named Executive Officers despite the level of our net sales growth.

The following table sets forth the approximate amount of cash incentive payments for 2009 that the Named Executive Officers would receive based upon the achievement of certain levels of performance:

Name	Threshold (based on 2009 equivalent to 2008)	Bonus at 2% Net Sales Growth	Bonus at 4% Net Sales Growth	Maximum Bonus (irrespective of amount of growth)
Mr. Pettie	$237,500	$285,000	$356,250	$950,000
Mr. Anderson	$102,600	$123,000	$153,900	$411,000
Dr. Boyko	$56,250	$67,500	$84,375	$225,000
Mr. Jolly	$74,925	$89,910	$112,388	$300,000
Mr. Kelly	$67,500	$81,000	$101,250	$270,000

The following table sets forth the approximate number of shares of restricted common stock that the Named Executive Officers could earn in 2009 based upon certain levels of performance:

Name	Threshold Award (based on 2009 equivalent to 2008)	Award at 2% Net Sales Growth	Award at 4% Net Sales Growth	Maximum Award (irrespective of amount of growth)
Mr. Pettie	14,278	16,181	19,037	28,556
Mr. Anderson	8,887	10,072	11,849	17,774
Dr. Boyko	5,120	5,802	6,826	10,239
Mr. Jolly	6,900	7,820	9,200	13,800
Mr. Kelly	6,788	7,693	9,051	13,577

What policies are there on timing when equity awards are made?

Except for the initial grant of equity awards under the 2005 Incentive Plan that were made in October 2005, the Company typically grants equity awards as soon as practicable after the beginning of a fiscal year.  In the past, the equity awards have been comprised of restricted common stock, stock appreciation rights and stock options.  The equity awards are granted after the Chief Executive Officer has presented a proposed structure and level of awards and the Compensation Committee has fully reviewed all aspects of the awards, including, without limitation, the value of the awards and the vesting period and payout factors.  During 2008, the Board of Directors established a corporate policy to award and price any awards under the 2005 Incentive Plan on the last Friday of May of any year, to the extent the Board of Directors has decided to make any grants under the 2005 Incentive Plan.  The Company does not have any policy of coordinating the timing of equity award grants with the release of material non-public information.

How does the Compensation Committee use “tally sheets”?

As part of the Compensation Committee’s efforts to review and structure executive compensation for 2008 and 2009, the Compensation Committee reviewed tally sheets for executive compensation in 2007 and 2008, inclusive of equity awards.  The tally sheets assisted the Compensation Committee in understanding the levels of executive compensation that have been, and are being, received by the Company’s executive officers.  The Compensation Committee will continue to review tally sheets for executive officers on an annual basis.

What factors are considered in decisions to materially modify compensation?

From time to time and at least annually in connection with our fiscal year end, the Compensation Committee will review market data, individual performance and retention needs in making decisions to adjust compensation materially.  We do not have any set formula for determining the amount of each compensation element as a percentage in our executive officers’ compensation packages.  We consider the competitive landscape for talent in our industry and geography and base our compensation decisions on how we want to position ourselves in the marketplace for talent.

Do you have a policy about recovery or adjustment of performance-based awards if an executive is guilty of misconduct?

If the Compensation Committee and the Board of Directors determines that an executive officer has engaged in fraudulent or intentional misconduct with regard to the reporting of the Company’s performance, the Compensation Committee and the Board of Directors will immediately take corrective action with regard to such misconduct, including without limitation, disciplinary procedures culminating in termination should the Compensation Committee and the Board of Directors so determine.  In addition, regardless of whether the financial statements need to be restated by the Company, the Compensation Committee and the Board of Directors will pursue disgorgement of the incentive compensation that was not actually earned by the executive officer if actual performance was used to calculate the compensation earned.

What is the effect of accounting and tax treatments on compensation?

The accounting and tax treatment of executive compensation generally has not been a factor in the Compensation Committee’s decisions regarding the amounts of compensation paid to the Company’s executive officers.  In addition, due to the adoption of FAS 123(R), we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the Compensation Committee’s future selection of differing types of equity awards.

Section 162(m) and Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) imposes a $1 million limit on the amount a public company may deduct for compensation paid to its Chief Executive Officer or any of the company’s four other most highly compensated executive officers who are employed by the company as of the end of the fiscal year.  However, Section 162(m) does not apply to compensation that satisfies the requirements of Section 162(m) for “qualifying performance-based” compensation awarded by “outside directors”.  The Compensation Committee desires to maximize deductibility of compensation under Section 162(m) of the IRC to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Compensation Committee also believes that it must reserve the right to award compensation which it deems to be in our best interest and the best interest of our stockholders, but which may not be tax deductible under Section 162(m) of the IRC.  Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the IRC.

What are the respective roles of the Compensation Committee, its consultant and our executive officers in determining executive compensation?

Executive Officer Compensation.  Mr. Pettie, our Chairman of the Board and Chief Executive Officer, with the assistance of certain members of senior management, participates in discussions with, and makes recommendations to, the Compensation Committee regarding the setting of base salaries and cash and equity incentive plan targets and payouts for the other executive officers.  For executive compensation awarded in 2008, Mr. Pettie was assisted by certain members of senior management and Mercer Human Resource Consulting in reviewing the competitive landscape for executive talent and structuring the types and levels of executive compensation for review by the Compensation Committee.

Chief Executive Officer Compensation.  The Compensation Committee and the Board of Directors are responsible for establishing Mr. Pettie’s compensation package.  The Compensation Committee and the Board of Directors consulted with Mercer Human Resource Consulting in determining the compensation to be awarded to Mr. Pettie in 2008 and 2009.  As Mr. Pettie joined the Company near the end of 2007, Mr. Pettie’s base salary and equity award for 2008 was set forth in his employment agreement.  Mr. Pettie’s base salary did not increase with the commencement of 2008, but he did receive a restricted common stock grant in the amount of $1.125 million that vests entirely on April 1, 2010.  Mr. Pettie’s bonus for his service in 2007 was $62,877 and was paid in May 2007 concurrently with the payments under the annual cash incentive plan paid to the eligible employees of the Company under the 2007 Management Bonus Plan.  Under the terms of Mr. Pettie’s employment agreement, Mr. Pettie also received a retention payment on each of April 1, 2007 and 2008 in the amount of $75,000 since he remained in the employ of the Company on such dates. In addition, the Company reimbursed Mr. Pettie in the amount of $15,000 for his legal fees incurred in connection with the negotiation and execution of his employment agreement with the Company.  With regard to 2008, Mr. Pettie also received, at the discretion of the Compensation Committee, a cash incentive payment under the Company’s 2008 Management Bonus Plan in the amount of $105,000.   Furthermore, on May 30, 2008, we also granted to Mr. Pettie (i) 57,688 shares of restricted common stock that vest subject to certain annual net sales and earnings targets; and (ii) an option to purchase 128,444 shares of our common stock at an exercise price of $10.91 (the fair market value of our common stock on the date of grant) which vest in three equal annual installments commencing on May 30, 2009.

COMPENSATION COMMITTEE REPORT

This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act"), or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on its review and discussions of the Compensation Discussion and Analysis with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for 2008.

MEMBERS OF THE COMPENSATION COMMITTEE

Patrick Lonergan (Chairman)
L. Dick Buell
John E. Byom
Gary E. Costley

EXECUTIVE COMPENSATION AND OTHER MATTERS

Who are our Executive Officers?

Our executive officers are as follows:

Name	Age	Position
Mark Pettie	51	Chairman of the Board and Chief Executive Officer
Peter J. Anderson	53	Chief Financial Officer
Jean A. Boyko, Ph.D.	52	Senior Vice President, Science and Technology
Charles N. Jolly	65	General Counsel and Secretary
James E. Kelly	50	Chief Marketing Officer, OTC and Personal Care
John Parkinson	55	Senior Vice President – International
Charles Schrank	58	Chief Marketing Officer, Household

What are the backgrounds of our executive officers?

Biographical information for Mr. Pettie is set forth above under “Proposal No. 1 – Election of Directors.”

Peter J. Anderson, Chief Financial Officer, has served as Chief Financial Officer of the Company since its incorporation in June 2004 and previously served as Chief Financial Officer of Medtech since joining in April 2001. Prior to joining Medtech, Mr. Anderson served as the Chief Financial Officer for Block Drug Company, Inc. from April 1999 to March 2001.  From 1996 to 1999, Mr. Anderson served as the Chief Financial Officer of the Coach and Aris/Isotoner Divisions of the Sara Lee Corporation.  From 1994 to 1996, Mr. Anderson served as the Chief Financial Officer of Lancaster Group USA, a division of Benckiser.  Other prior positions include Vice President of Finance of the International Division at Sterling Winthrop Inc. and Vice President of Finance at Sterling Health-USA.  Mr. Anderson received his B.A. and M.B.A. from Fairleigh Dickinson University and is a certified public accountant.

Jean A. Boyko, Ph.D., Senior Vice President – Science and Technology, has served as Senior Vice President – Science and Technology of the Company since May 2007 and previously served as Senior Vice President - Quality Assurance and Regulatory Affairs of the Company since August 2006.  From 2001 to 2005, Dr.

Boyko was employed by Purdue Pharma as an Executive Director for Manufacturing Quality from 2003 to 2005 and Research QA from 2001 to 2003.  From 1980 to 2001, Dr. Boyko was employed by Block Drug Company, Inc. where she held positions of increasing responsibility through Vice President, Quality Services.  Dr. Boyko was also previously employed by Schering Plough Research Institute and Hoechst Roussel Pharmaceutical Inc.  Dr. Boyko received a B.A., M.S. and Ph.D. from Rutgers University.

Charles N. Jolly, General Counsel and Secretary, has served as General Counsel and Secretary since August 2005.  Prior to joining the Company, Mr. Jolly was Of Counsel in the law firm Baker, Donelson, Bearman, Caldwell and Berkowitz, PC from January 1998 to August 2005.  Mr. Jolly also served as Vice President and General Counsel of Chattem, Inc. from January 1977 to January 1994.  Mr. Jolly has also served in the legal departments of Miles Laboratories, Inc. and Swift & Company.  Mr. Jolly received a B.A. from Holy Cross College and a J.D. from George Washington University.  Mr. Jolly is licensed to practice law in the District of Columbia and Tennessee.

James E. Kelly, Chief Marketing Officer, OTC and Personal Care, has served Chief Marketing Officer, OTC and Personal Care since April 2008 and previously served as Senior Vice President – Marketing since April 2007.  Prior to joining the Company, Mr. Kelly had been actively providing consulting services to various consumer products companies since 2006.  From 2001 to 2005, Mr. Kelly served as Senior Vice President, Marketing and Sales, North America for Combe, Incorporated where his responsibility included, among other things, strategy for North American product management, market research, media planning and buying, and sales and advertising.  From 1999 to 2001, Mr. Kelly was a principal of Business Development Resources Consulting, Inc. through which he provided marketing/new business development consulting services to the consumer packaged goods industry.  From 1995 to 1998, Mr. Kelly served as Vice President and Group Marketing Director, Men’s Hair Care, U.S. Operation, for Combe Incorporated.  From 1982 to 1995, Mr. Kelly held positions of increasing responsibility at Warner Lambert Company where he was Vice President/Business Director, OTC Products, from 1992 to 1995.  Mr. Kelly received a B.A. from Rutgers University and a M.B.A. from Rutgers Graduate School of Management.

John Parkinson, Senior Vice President – International, has served as Senior Vice President – International of the Company since March 2005.  From September 1999 to February 2005, Mr. Parkinson was employed by ConAgra Foods where he was the Business Director, Asia Pacific, from February 2002 to February 2005 and Business Director, Asia Pacific, Grocery Division, from September 1999 to February 2002.  From January 1998 to September 1999, Mr. Parkinson served as a consultant to the Tait Group where he assisted senior management with new business development projects.  From November 1984 to January 1998, Mr. Parkinson held positions of increasing responsibility at the Tait Group where he was a Managing Director for Tait Asia Ltd. from January 1993 to January 1998 and a General Manager for Tait Taiwan from November 1984 to January 1993. Mr. Parkinson was also previously employed by Harrisons + Smurthwaite Ltd., Boyd Briggs + Co. Ltd. and Monsanto Ltd.  Mr. Parkinson received a B.A. from the University of Leeds in the United Kingdom.

Charles Schrank, Chief Marketing Officer, Household, has served as Chief Marketing Officer, Household since April 2008 and previously served as Senior Vice President – Marketing of the Company since its incorporation in June 2004.  Prior to the incorporation of the Company, Mr. Schrank served as a Senior Vice President – Marketing of Medtech since joining Medtech in January 2001.  Prior to joining Medtech, Mr. Schrank served as Vice President of Marketing for Block Drug Company, Inc. from August 1994 to January 2001. Prior to that time, Mr. Schrank held various marketing positions of increasing responsibility after joining Block Drug Company in 1978.

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SUMMARY COMPENSATION TABLE

The following table includes information regarding the compensation paid or awarded to the individuals listed below (each a “Named Executive Officer,” and collectively, the “Named Executive Officers”) during 2008.  We have no pension or deferred compensation plans and, therefore, have omitted the column regarding compensation under such plans.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non- Equity Incentive Plan Compen- sation (4)	All Other Compensation	Total
(a)	(b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (i)	($) (j)
Mark Pettie Chairman and Chief Executive Officer (5)	2008 2007	$425,000 $84,115	$180,000 (6) $62,877 (8)	$375,000 -	- -	- -	$8,824 (7) -	$988,824 $162,015
Peter J. Anderson Chief Financial Officer	2008 2007	$331,000 $309,000	$119,200 (9) -	$21,468 $20,394	$112,574 $2,291 (11)	- $176,200	$19,398 (10) $40,172 (12)	$603,640 $548,057
Jean A. Boyko, Ph.D. Senior Vice President, Science and Technology (13)	2008 2007	$234,000 $139,038	$67,000 (9) -	$13,514 $10,161	$61,940 (14) -	- $59,500	$8,824 (15) -	$385,278 $208,699
Charles N. Jolly General Counsel and Secretary	2008 2007	$320,000 $300,000	$86,400 (9) $75,000 (18)	- (16) $193,333	$93,687 6,737	- $128,300	$8,824 (17) $6,600 (17)	$508,911 $709,970
James E. Kelly Chief Marketing Officer, OTC and Personal Care (19)	2008 2007	$238,622 -	$105,800 (20)	$35,096 -	$91,817 (14) -	- -	$4,913 (21) -	$476,248 -

(1)	Except as otherwise noted, bonus payments are payments made to a Named Executive Officer pursuant to his respective employment agreement.

(2)
The fair value of non-vested restricted common stock is determined as the closing price of the Company’s common stock on the day preceding the grant date.  Such amounts are amortized on a straight-line basis over the vesting period and recorded as compensation costs in the statement of operations. Due to the Company’s performance against its pre-determined net sales and earnings per share targets for 2006, 2007 and 2008, the Company determined that the October 2005, July 2006 and one-third of the May 2007 restricted common stock grants will not vest due based upon the Company’s performance against the applicable performance targets and reversed the stock-based compensation expense previously recorded by the Company under FAS 123(R).

(3)
Except as otherwise noted, includes stock options and stock appreciation rights granted by the Company.  The fair value of each stock option and stock appreciation right  award was estimated on the date of grant using the Black-Scholes Option Pricing Model (“Black-Scholes Model”).  The Black-Scholes Model uses certain assumptions about expected volatility of the Company’s common stock, the expected term of the stock appreciation rights and stock options and risk-free interest rates.  For additional information regarding the assumptions used in the Black-Scholes Model, please see Note 13 to the financial statements contained in our Annual Report on Form 10-K for 2008, which is included in the Annual Report to Stockholders accompanying this Proxy Statement.

(4)	Non-equity incentive plan awards are accrued for the fiscal year in which earned but are paid promptly after the completion of the audit of the Company’s financial statements for such fiscal year.

(5)	Mr. Pettie’s employment with the Company commenced on January 19, 2007.

(6)	Consists of (i) $75,000 paid to Mr. Pettie pursuant to his employment agreement with the Company; and (ii) $105,000 discretionary payment by the Company for employee morale and retention purposes.

(7)	Represents a matching contribution by the Company on Mr. Pettie’s behalf to the Company’s 401(k) plan.

(8)	Represents the amount paid to Mr. Pettie pursuant to his employment agreement with the Company.

(9)	Represents a discretionary payment by the Company for employee morale and retention purposes.

(10)
Consists of:  (i) a $8,824 matching contribution by the Company on Mr. Anderson’s behalf to the Company’s 401(k) plan; and (ii) the payment by the Company of $10,574 to Mr. Anderson’s legal counsel in connection with certain litigation pending against the Company, Mr. Anderson and certain other defendants.

(11)	Consists solely of stock appreciation rights.

(12)
Consists of:  (i) a $6,600 matching contribution by the Company on Mr. Anderson’s behalf to the Company’s 401(k) plan; and (ii) the payment by the Company of $33,572 to Mr. Anderson’s legal counsel in connection with certain litigation pending against the Company, Mr. Anderson and certain other defendants.

(13)	Dr. Boyko’s employment with the Company commenced on August 21, 2006.

(14)	Consists solely of stock options.

(15)	Represents a matching contribution by the Company on Dr. Boyko’s behalf to the Company’s 401(k) plan.

(16)
Due to the reversal of certain stock-based compensation expenses relating to grants of restricted common stock on October 1, 2005, July 1, 2006 and one-third of the May 25, 2007 restricted common stock grant for financial reporting purposes in accordance with FAS 123(R), Mr. Jolly’s net FAS 123(R) compensation is negative.  Therefore, no FAS 123(R) stock-based compensation has been attributed to Mr. Jolly in 2008.

(17)	Represents a matching contribution by the Company on Mr. Jolly’s behalf to the Company’s 401(k) plan.

(18)	Represents a discretionary bonus paid to Mr. Jolly by the Company in 2007 for his services in 2006.

(19)	Mr. Kelly’s date of hire by the Company was April 17, 2007.

(20)	Consists of (i) $37,500 paid to Mr. Kelly pursuant to his employment agreement with the Company; and (ii) $68,300 discretionary payment by the Company for employee morale and retention purposes.

(21)	Represents a matching contribution by the Company on Mr. Kelly’s behalf to the Company’s 401(k) plan.

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GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

The following Grants of Plan-based Awards table provides additional information regarding non-equity and equity incentive plan awards granted to the Named Executive Officers during 2008.  The non-equity incentive plan awards were granted pursuant to the 2008 Management Bonus Plan and the equity incentive plan awards were granted pursuant to the 2005 Incentive Plan.  The equity incentive plan awards are comprised of restricted common stock and stock options.  The columns regarding All Other Stock Awards and Stock Options have been omitted since there were no equity awards granted by the Company to the Named Executive Officers in 2008 that were not incentive plan awards.

Name	Grant Date	Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock And Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)	(b-1)	($) (c)	($) (d)	($) (e)	(#) (f)	(#) (g)	(#) (h)	($/Sh) (k)	($) (l)
Mr. Pettie	4/2/07 (1) 6/15/07	1/12/07 5/24/07	212,500	425,000	850,000		94,380			1,125,000
Mr. Anderson	5/25/07 (2) 5/25/07 (3) 6/15/07	5/24/07 5/24/07 5/24/07	99,300	198,600	397,200	13,052	16,315 39,600	24,473	12.86	209,811 209,880
Dr. Boyko	5/25/07 (2) 5/25/07 (3) 6/15/07	5/24/07 5/24/07 5/24/07	52,650	105,300	210,600	7,382	9,227 22,396	13,840	12.86	118,659 118,699
Mr. Jolly	5/25/07 (2) 5/25/07 (3) 6/15/07	5/24/07 5/24/07 5/24/07	72,000	144,000	288,000	10,094	12,618 30,627	18,927	12.86	162,267 162,323
Mr. Kelly	5/25/07 (2) 5/25/07 (3) 6/15/07	5/24/07 5/24/07 5/24/07	56,250	112,500	225,000	10,942	13,678 33,199	20,517	12.86	175,899 175,955

(1)	Represents the date on which the Company granted restricted common stock to Mr. Pettie pursuant to his employment agreement. The restricted common stock vests in its entirety on April 1, 2010.

(2)
Represents the date on which restricted common stock was granted to the Named Executive Officer.  The restricted common stock may vest on May 25, 2010, subject to the Company’s meeting certain net sales and earnings targets.

(3)
Represents the date on which stock options were granted to the Named Executive Officer.  The exercise price for the stock options was set at $12.86, the closing price for the Company’s common stock on the NYSE on May 25, 2007.  The stock options vest in three equal annual installments commencing on May 25, 2008.

Narrative Disclosure for the Summary Compensation Table and Grants of Plan-based Awards Table

What was the effect of employment agreements on executive compensation?

Certain elements of the executive compensation presented in the tables above were expressly included in the executive’s employment agreement with the Company and therefore not subject to the discretion of the Compensation Committee.  For example, the bonus paid to Mr. Pettie for 2007 and 2008, the payment by the Company of Mr. Pettie’s legal fees incurred in connection with the negotiation of his employment agreement, and the grant of restricted common stock on April 2, 2007 were governed by express provisions in his employment agreement with the Company.  In addition, during 2007 and 2008, the Company paid the legal fees incurred by Mr. Anderson in connection with the securities class action law suit pursuant to the Company’s obligation to indemnify him in his capacity as an executive officer of the Company.  The Company also paid $37,500 to Mr. Kelly during 2008 pursuant to the terms of his employment agreement with the Company.

What part of executive compensation was comprised of non-equity incentive plan awards?

Pursuant to the terms of the non-equity incentive plan awards, based on the Company’s financial performance, the Named Executive Officers may receive no cash payment or a cash payment ranging from a threshold amount to a maximum amount based on the Company’s performance and a performance grid approved by the Compensation Committee.  For 2007, the employees of the Company received 95% of their target bonus payment under the 2007 Management Bonus Plan.  Although the Company’s performance for 2008 did not achieve the level required for threshold payments under the 2008 Management Bonus Plan, the Compensation Committee and the Board of Directors after consideration of the totality of the business environment and circumstances decided to exercise their discretion to make a cash payment in an amount equal to 60% of an employee’s target bonus for employee morale and retention purposes.

What part of executive compensation was comprised of equity incentive plan awards?

Restricted Common Stock.  The equity incentive plan awards granted to certain of the Named Executive Officers during 2007 and 2008 included restricted common stock.  The restricted common stock vests at the end of a three-year period if certain net sales and earnings targets are attained by the Company.  With regard to the restricted common stock grant made in 2008, the grant has been divided into three portions each of which are earned based on annual performance targets for each annual period during the three-year term of the award, subject to complete forfeiture if the average of the annual performance payout percentages (as set forth in the applicable annual performance grids) over the three-year performance period is less than 50%.  Under the terms of the restricted common stock awards, none of the shares of restricted common stock may vest or a number of shares of the restricted common stock may vest ranging from a threshold amount to a maximum amount based on the Company’s performance and a performance grid approved by the Compensation Committee.

The Company has prepared a budget and forecast for 2009.  The restricted common stock granted in 2009  has been divided into three portions each of which are earned based on annual performance targets for each annual period during the three-year term of the award, subject to complete forfeiture if the average of the annual performance payout percentages (as set forth in the applicable annual performance grids) over the three-year performance period is less than 50%.  The performance grid governing the annual vesting of the second portion of the 2008 restricted common stock grant and the first portion of the 2009 restricted common stock grant has been established in such a manner that increases the likelihood of vesting for such restricted common stock grants.  According to the performance grid for 2009, the performance required for vesting at the threshold level has been set to equal the Company’s 2008 actual performance metrics.  Therefore, if our net sales and earnings growth for 2009 are flat as compared to 2008, according to the 2009 performance matrix adopted by the Compensation Committee, 75% (the threshold amount) of the second portion of the 2008 restricted common stock grant and 75% of the first portion of the 2009 restricted common stock will be earned during 2009 but will not vest until the end of the applicable three-year term of the restricted common stock award.  Assuming a target or maximum payout, as applicable, is earned under the performance grid for 2009, 100% or 150%, as applicable, of the second portion of the 2008 restricted common stock grant and the first portion of the 2009 restricted common stock will be earned during 2009 but will not actually vest until the end of the applicable three-year term of the restricted common stock award, subject to complete forfeiture if the average of the annual performance payout percentages (as set forth in the applicable annual performance grids) over the three-year performance period is less than 50%.

Due to the Company’s performance against its pre-determined net sales and earnings per share targets for 2006, 2007 and 2008, the Company determined that the October 2005, July 2006 and one-third of the May 2007 restricted common stock grants will not vest based upon the Company’s performance and reversed the stock-based compensation expense previously recorded by the Company under FAS 123(R).

Stock Appreciation Rights.  In addition to the grant of restricted common stock, on July 1, 2006 certain of the Named Executive Officers received stock appreciation rights which have a performance period ending on March 31, 2009.  The grantees of the stock appreciation rights are entitled to the appreciation, if any, on March 31, 2009 in excess of the initial price of the stock appreciation rights.  The stock appreciation rights were priced at $9.97 per share on June 30, 2006, the day immediately preceding the grant date for the stock appreciation rights.

Stock Options.  On May 25, 2007, stock options were granted to the employees of the Company (including certain of the Named Executive Officers) which vest in three equal annual installments commencing on May 25, 2008.  The stock options have an exercise price equal to $12.86 which equals the closing price of our common stock on the NYSE on May 25, 2007.  The stock options have a term of ten years and expire on May 24, 2017.

On May 30, 2008, stock options were also granted to the employees of the Company (including the Named Executive Officers) which vest in three equal annual installments commencing on May 30, 2009.  The stock options have an exercise price equal to $10.91 which equals the closing price of our common stock on the NYSE on May 30, 2008.  The stock options have a term of ten years and expire on May 29, 2018.

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OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table summarizes the equity awards made to the Named Executive Officers that were outstanding as of March 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Pettie								94,380 (3)	$772,028
Mr. Anderson	13,200 (7)		2,046 (4) 26,400 (8)	$9.97 $12.86	3/31/09 5/24/17			17,143 (5)	$71,182 (6)
Dr. Boyko	7,466 (7)		14,930 (8)	$12.86	5/24/17			9,768 (9)	$40,262 (10)
Mr. Jolly	10,209 (7)		6,018 (4) 20,418 (8)	$9.97 $12.86	3/31/09 5/24/17			38,365 (11)	$55,051 (12)
Mr. Kelly	11,067 (7)		22,132 (8)	$12.86	5/24/17			10,943 (13)	$59,681 (14)

(1)
Represents the number of shares of restricted common stock that have not vested as of March 31, 2008, assuming threshold performance by the Company for each grant of restricted common stock.  However, due to the Company’s performance against certain net sales and earnings per share growth targets, the entire October 1, 2005 and July 1, 2006 grants of restricted common stock and one-third of the May 25, 2007 restricted common stock grant have been reversed in the financial statements for the fiscal year ended March 31, 2008 in accordance with FAS 123(R).

(2)
Represents the value of non-vested shares of restricted common stock on March 31, 2008 which was calculated using $8.18 per share, the closing price of the Company’s common stock on the NYSE on March 31, 2008.

(3)	The restricted common stock vests in its entirety on April 1, 2010.

(4)
Represents stock appreciation rights granted by the Company on July 1, 2006 to the Named Executive Officer.  The stock appreciation rights entitle the recipient to the appreciation, if any, on March 31, 2009 of the common stock in excess of the initial price for the stock appreciation rights.  Promptly after March 31, 2009, the Compensation Committee will determine the appreciation, if any, in excess of the initial price for the stock appreciation rights.

(5)
Consists of (i) 4,091 shares of restricted common stock granted on July 1, 2006 that may vest on March 31, 2009, subject to the achievement of certain net sales and earnings per share targets; and (ii) 13,052 shares of restricted common stock granted on May 25, 2007 that may vest on May 25, 2010, subject to the achievement of certain net sales and earnings targets.  Due to the performance of the Company against pre-determined net sales and earnings targets, the entire July 1, 2006 grant of restricted common stock and one-third of the May 25, 2007 restricted common stock grant have been reversed for financial reporting purposes.

(6)
Due to the determination that, based on the Company’s performance against performance targets, certain restricted common stock grants will not vest, the dollar value was calculated by multiplying 8,702 shares of restricted common stock, the number of shares to be issued assuming threshold performance, by $8.18, the closing price of the Company’s common stock on March 31, 2008.

(7)	Represents the vested portion of stock options granted to the Named Executive Officer on May 25, 2007 which vested on May 25, 2008.

(8)	Represents the non-vested portion of the stock options granted to the Named Executive Officer on May 25, 2007 which shall vest in two equal annual installments commencing on May 25, 2009.

(9)
Consists of (i) 2,386 shares of restricted common stock granted on August 21, 2006 that may vest on August 21, 2009, subject to the achievement of certain net sales and earnings targets; and (ii) 7,382 shares of restricted common stock granted on May 25, 2007 that may vest on May 25, 2010, subject to the achievement of certain net sales and earnings targets.  Due to the performance of the Company against pre-determined net sales and earnings per share targets, the entire August 21, 2006 restricted common stock grant and one-third of the May 25, 2007 restricted common stock grant have been reversed for financial reporting purposes.

(10)
Due to the determination that, based on the Company’s performance against performance targets, certain restricted common stock grants will not vest, the dollar value was calculated by multiplying 4,922 shares of restricted common stock, the number of shares to be issued assuming threshold performance, by $8.18, the closing price of the Company’s common stock on March 31, 2008.

(11)
Consists of (i) 16,234 shares of restricted common stock granted on October 1, 2005 that may vest on September 30, 2008, subject to the achievement of certain net sales and earnings per share targets; (ii) 12,036 shares of restricted common stock granted on July 1, 2006 that may vest on March 31, 2009, subject to the achievement of certain net sales and earnings per share targets; and (iii) 10,094 shares of restricted common stock granted on May 25, 2007 that may vest on May 25, 2010, subject to the achievement of certain net sales and earnings targets. Due to the performance of the Company against pre-determined net sales and earnings per share targets, the entire October 1, 2005 and July 1, 2006 grants of restricted common stock and one-third of the May 25, 2007 restricted common stock grant have been reversed for financial reporting purposes.

(12)
Due to the determination that, based on the Company’s performance against performance targets, certain restricted common stock grants will not vest, the dollar value was calculated by multiplying 6,730 shares of restricted common stock, the number of shares to be issued assuming threshold performance, by $8.18, the closing price of the Company’s common stock on March 31, 2008.

(13)
Represents a grant of restricted common stock on May 25, 2007 that may vest on May 25, 2010, subject to the achievement of certain net sales and earnings targets.  Due to the performance of the Company against pre-determined net sales and earnings per share targets, one-third of the May 25, 2007 restricted common stock grant has been reversed for financial reporting purposes.

(14)
Due to the determination that, based on the Company’s performance against performance targets, certain restricted common stock grants will not vest, the dollar value was calculated by multiplying 7,296 shares of restricted common stock, the number of shares to be issued assuming threshold performance, by $8.18, the closing price of the Company’s common stock on March 31, 2008.

OPTION EXERCISES AND STOCK VESTED

During 2008, none of our Named Executive Officers exercised any stock options (none of the previously granted stock options were vested and exercisable in 2008)  and none of the restricted common stock and stock appreciation rights granted under the 2005 Incentive Plan to our Named Executive Officers vested.  Daily vesting of the founders’ shares previously awarded to Mr. Anderson continued during 2008.

The following table summarizes the year-end value of Mr. Anderson’s founder shares that vested during 2008.  As no stock options were exercised during 2008 and none of the stock appreciation rights vested during 2008, the columns regarding Option Awards have been omitted from the table.

OPTION EXERCISES AND STOCK VESTED

Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(#) (d)	($) (e)
Mr. Pettie	-	-
Mr. Anderson	51,586 (1)	$421,974 (2)
Dr. Boyko	-	-
Mr. Jolly	-	-
Mr. Kelly	-	-

(1) Represents the number of founders shares acquired by Mr. Anderson which vested on a daily basis during 2008.

(2) The value of the vested founder shares was calculated by multiplying the number of vested shares by $8.18, the closing price of the Company’s common stock on the NYSE on March 31, 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our Named Executive Officers are entitled to certain benefits in the event their employment is terminated under specified circumstances.  Circumstances which would trigger payments and/or other benefits to certain of our Named Executive Officers include death, disability, termination of employment by the Company without cause, termination by the Named Executive Officer for good reason or a change-in-control of the Company.

In order for a Named Executive Officer to receive the payment and/or benefits to which he is entitled pursuant to any applicable employment agreement, he must execute and deliver to the Company a release in a form satisfactory to the Company.  So long as any Named Executive Officer who is receiving payments and/or benefits from the Company has not breached any applicable restrictive covenants (including, without limitation, non-compete, non-solicitation, non-disparagement and/or confidentiality agreements), the Company will continue to make any required payments.  In the event a Named Executive Officer breaches any applicable restrictive covenant, the Company will cease making any future payments and providing any other benefits to the Named Executive Officer, and will also consider pursuing all legal and equitable remedies available to the Company under any applicable employment agreement and applicable law.

The following table sets forth payments and benefits that may be received by our Named Executive Officers under any existing employment agreements, equity grant agreements, plans or arrangements, whether written or unwritten, in the event of termination for specified reasons and/or a change-in-control of the Company.  Only payments and benefits that a Named Executive Officer may receive that are not also available to other executive officers and salaried employees are disclosed in the table below.  The following information has been prepared based on the assumption that the Named Executive Officer’s employment was terminated, or a change-in-control of the Company occurred, on March 31, 2008.  The closing price for our common stock on March 31, 2008 was $8.18.

	Termination By Company Without Cause	Termination By Named Executive Officer With Good Reason	Death	Disability	Change-in- Control
Name	($)	($)	($)	($)	($)
Mr. Pettie	$1,366,572 (1)	$1,366,572 (1)	$772,028 (2)	$772,028 (2)	$1,623,914 (3)
Mr. Anderson	$549,733 (4)	$549,733 (4)	$284,958 (5)	$284,958 (5)	$1,035,076 (6)(7)
Dr. Boyko	$330,224 (4)	$330,224 (4)	-	-	$445,145 (6)(8)
Mr. Jolly	$439,689 (4)	$439,689 (4)	-	-	$1,005,401 (6)(8)
Mr. Kelly	$454,993 (4)	$454,993 (4)	-	-	$566,879 (6)(8)

(1)
The amount shown consists of (i) installment payments over 12 months (or a lump sum payment with the consent of Mr. Pettie) in an amount equal to base salary and applicable annual bonus; (ii) a lump sum payment equal to two-thirds of the value of the unvested portion of the restricted common stock granted to Mr. Pettie on April 2, 2007 under the 2005 Incentive Plan; and (iii) certain installment payments made on behalf of Mr. Pettie by the Company for twelve months of life, medical and disability insurance.

(2)	The amount shown consists of an amount equal to the value of the accelerated vesting of the restricted common stock granted to Mr. Pettie on April 2, 2007.

(3)
The amount shown consists of (i) installment payments over 12 months (or a lump sum payment with the consent of Mr. Pettie) in an amount equal to base salary and applicable annual bonus; (ii) an amount equal to the value of the accelerated vesting of the restricted common stock granted to Mr. Pettie on April 2, 2007; and (iii) certain installment payments made on behalf of Mr. Pettie by the Company for twelve months of life, medical and disability insurance.  Except for the restricted common stock which vests automatically upon a change-in-control, the calculation has been made assuming that Mr. Pettie’s employment is terminated without cause in connection with the change-in-control.

(4)	The amount shown consists of (i) installment payments over 12 months in an amount equal to base salary and applicable annual bonus; and (ii) certain installment payments made on behalf of the Named Executive Officer by the Company for twelve months of life, medical and disability insurance.

(5)	The amount shown consists of an amount equal to the value of the accelerated vesting of the non-vested portion of the founder shares.

(6)	Assumes that the Named Executive Officer was terminated without cause in connection with a change-in-control of the Company.

(7)	Includes an amount equal to the value of the accelerated vesting of the non-vested portion of the founder shares and restricted common stock.

(8)	Includes an amount equal to the value of the accelerated vesting of the restricted common stock.

For additional information regarding payments required to be made to a Named Executive Officer pursuant to his employment agreement or any other arrangement with the Company in connection with a termination of employment and/or a change-in-control of the Company, please see the sections titled “Executive Compensation and Other Matters – Employment Agreements” and “Executive Compensation and Other Matters – Additional Vesting Provisions” contained elsewhere in this Proxy Statement.

DIRECTOR COMPENSATION IN FISCAL 2008

The following table sets forth the cash and equity compensation paid or awarded to our directors during 2008.  The columns regarding option awards and non-equity incentive, pension and deferred compensation plans have been omitted as the Company does not provide such elements of compensation to its directors for their services.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Total ($)
(a)	(b)	(c)	(h)
Mr. Buell (3)	$40,500	$50,000	$90,500
Mr. Byom (3)	$48,250	$41,667	$89,917
Mr. Costley (3)	$41,000	$50,000	$91,000
Mr. Donnini	-	-	-
Mr. Gordon (3)	$89,750	$50,000	$139,750
Mr. Hemmer	-	-	-
Mr. Lonergan (3)	$46,000	$50,000	$96,000
Mr. Mann (4)	$35,333	$16,667	$52,000
Mr. Silcock (3)	$47,000	$41,667	$88,667

(1)	Mr. Pettie’s compensation is set forth in the Summary Compensation Table on page 31.

(2)	The FAS 123(R) grant date fair value for the grant of common stock and restricted common stock is $20,000 and $50,000, respectively.

(3)
As of March 31, 2008, the director had (i) 2,648 shares of restricted common stock that vest on August 15, 2008; (ii) 1,999 shares of restricted common stock that vest on July 31, 2008; and (iii) 1,998 shares of restricted common stock that vest on July 31, 2009.

(4)	As of March 31, 2008, Mr. Mann had (i) 1,999 shares of restricted common stock that vest on July 31, 2008; and (ii) 1,998 shares of restricted common stock that vest on July 31, 2009.

Narrative to Director Compensation Table

Except for Mr. Mann, directors who are not our employees or who are not otherwise affiliated with us or our significant stockholder, GTCR, each receive a one-time grant of common stock equal to $20,000 as of the date of the first Annual Meeting of Stockholders held after such director became a member of the Board of Directors.  In addition, each independent director and Mr. Mann receive an annual $50,000 grant of restricted common stock with one-half of such grant vesting on each of the first and second anniversary of the grant date.  The fair value of all common stock awards is determined by multiplying the number of shares by the closing price of the Company’s common stock on the grant date.  The value of grants of unrestricted common stock is recorded as compensation costs in the statement of operations while the value of the grants of restricted common stock is amortized on a straight-line basis over the vesting period and recorded as compensation costs in the statement of operations.

On July 31, 2007, each of Messrs. Buell, Byom, Costley, Gordon, Lonergan, Mann and Silcock received 3,997 shares of restricted common stock, representing $50,000 divided by $12.51.  $12.51 was the closing price of our common stock on the NYSE on July 31, 2007.  1,999 shares of the restricted common stock grant will vest on July 31, 2008 and 1,998 shares of the restricted common stock grant will vest on July 31, 2009.

For more information regarding the compensation arrangements we have with our directors, please see “How are our directors compensated?” on page 7 of this Proxy Statement.

Employment Agreements

Do any Named Executive Officers have employment agreements?

Yes.  We have employment agreements with Mr. Pettie, Mr. Anderson, Dr. Boyko, Mr. Jolly and Mr. Kelly.

What are the terms of Mr. Pettie’s employment agreement?

On January 12, 2007, Mr. Pettie entered into an Employment Agreement with the Company (the “Pettie Employment Agreement”) effective as of January 19, 2007.  Subject to the terms and conditions of the Pettie Employment Agreement, Mr. Pettie shall serve as the Company’s Chairman of the Board and Chief Executive Officer through March 31, 2008.  Pursuant to the terms of the Pettie Employment Agreement, Mr. Pettie’s base salary shall be $425,000 per annum, subject to periodic review by the Board of Directors of the Company, which first such review shall take place during or before April 2008.

During the term of the Pettie Employment Agreement, Mr. Pettie shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company, and on the same basis as such senior executive officers, except as to benefits that are specifically applicable to Mr. Pettie pursuant to the Pettie Employment Agreement.  With regard to the Company’s annual bonus plan, Mr. Pettie shall be entitled to an annual bonus (including a guaranteed prorated target bonus of no less than $62,877 for the fiscal year ending March 31, 2007 based upon days of service from the effective date through March 31, 2007), the amount of which shall be determined by the Company’s Compensation Committee. During the term of the Pettie Employment Agreement, Mr. Pettie’s annual target (subject to such performance and other criteria as may be established by the Company’s Compensation Committee) bonus shall be no less than 75% of base salary and the maximum bonus shall be no less than 150% of base salary; provided, that any bonus payable for the fiscal year ending March 31, 2008 shall be reduced by any amounts paid to Mr. Pettie as a retention bonus in accordance with the terms of the Pettie Employment Agreement.

Pursuant to the terms of the Pettie Employment Agreement, Mr. Pettie and his eligible dependents shall be eligible for participation in, and shall receive all benefits under, the Company’s welfare benefit plans, practices, policies and programs.  Mr. Pettie shall also be entitled to receive executive perquisites, fringe and other benefits as are provided to the senior most executives and their families under any of the Company’s plans and/or programs and such other benefits as are customarily available to the Company’s senior executives.  In addition, Mr. Pettie shall also receive, to the extent he continues to be employed by the Company on the relevant dates, a retention bonus in the amount of $75,000 on each of April 1, 2007 and 2008.  Furthermore, beginning April 2007, Mr. Pettie shall participate to the same extent as other senior executives in awards under the Company’s 2005 Incentive Plan.  Mr. Pettie’s 2005 Incentive Plan award shall have at the time of grant a value of 150% of Mr. Pettie’s total cash compensation during the fiscal year immediately preceding the date of the 2005 Incentive Plan award.  In April 2007, the Company shall grant a 2005 Incentive Plan award, consisting of restricted stock, with a value of $1,125,000, subject to the terms and conditions of the 2005 Incentive Plan.  Any future 2005 Incentive Plan awards to Mr. Pettie beginning April 1, 2008 shall be determined in accordance with the prevailing practice applicable to senior executives.  Upon a change-in-control of the Company, all awards to Mr. Pettie under the 2005 Incentive Plan vest with no requirement that Mr. Pettie’s employment with the Company has terminated.  In addition to the foregoing, upon receipt of appropriate written documentation, the Company will reimburse Mr. Pettie up to $15,000 for reasonable and customary legal fees and expenses incurred by him with respect to the negotiation and execution of the Pettie Employment Agreement.

The Pettie Employment Agreement may be terminated (i) by the Company for cause, without cause or due to Mr. Pettie’s disability; (ii) by Mr. Pettie for good reason or no reason; or (iii) upon the death of Mr. Pettie.

In the event the Company terminates Mr. Pettie’s employment for cause, the Company shall have no liability to Mr. Pettie other than his accrued base salary through the date of termination and any other applicable benefits.  In the event the Pettie Employment Agreement is terminated due to Mr. Pettie’s death or disability, or Mr. Pettie terminates the Pettie Employment Agreement without good reason, the Company shall have no liability to Mr. Pettie other than the payment of Accrued Obligations (as defined in the Pettie Employment Agreement) and any other applicable benefits.  With regard to a termination of the Pettie Employment Agreement due to the death or disability of Mr. Pettie, any award granted under the 2005 Incentive Plan shall immediately vest upon Mr. Pettie’s death or disability.

In the event Mr. Pettie is terminated by the Company without cause, or Mr. Pettie terminates the Pettie Employment Agreement for good reason, the Company shall pay to Mr. Pettie (i) cash in an aggregate amount equal to the sum of (a) Mr. Pettie’s base salary through the date of termination; (b) any accrued expenses and vacation pay; and (c) any deferred compensation, as applicable; (ii) in installments ratably over 12 months in accordance with the Company’s normal payroll practices (or in a lump sum with the consent of Mr. Pettie), the aggregate amount equal to the sum of (a) Mr. Pettie’s base salary in effect as of the date of termination; and (b) Mr. Pettie’s applicable annual bonus; and (iii) cash in the aggregate amount equal to the Prorated Unvested 2005 Incentive Plan Award Value (as defined below) for each 2005 Incentive Plan award; provided, that with respect to clause (iii), such termination occurs prior to March 31, 2010.  In addition to the foregoing, Mr. Pettie shall be entitled to participate in the Company’s life, medical and disability insurance programs on the same basis as an active employee of the Company for up to 12 months after the date of termination.  Thereafter, Mr. Pettie shall be entitled to continuation of benefits pursuant to the provisions of COBRA.  “Prorated Unvested 2005 Incentive Plan Award Value” shall equal the product of (i) a fraction, the numerator of which shall be the number 1 if Mr. Pettie has been employed for 12 months or less from the applicable grant date of the 2005 Incentive Plan award in question (the “Grant Date”), the number 2 if Mr. Pettie has been employed for more than 12 months but less than 24 months from the Grant Date, and the number 3 if Mr. Pettie has been employed for more than 24 months from the Grant Date, and the denominator of which shall be the number 3; and (ii) the value (based, in the case of restricted stock, upon the closing market price of the Company’s common stock on the day prior to the date of termination of employment) of the unvested portion of each 2005 Incentive Plan award.

The Pettie Employment Agreement also contains certain confidentiality, non-competition and non-solicitation provisions as well as other provisions that are customary for an executive employment agreement.

What are the terms of Mr. Anderson’s employment agreement?

As of February 4, 2005, Prestige International Holdings, LLC (“Holdings LLC”), the Company and Prestige Brands, Inc. (together with Holdings LLC and the Company, the “Employer”) entered into an Amended and Restated Senior Management Agreement with Mr. Anderson (the “Anderson Senior Management Agreement”) which amended and restated the Senior Management Agreement, as amended, dated as of February 6, 2004, by and among the Employer and Mr. Anderson.  Pursuant to the Anderson Senior Management Agreement, Mr. Anderson is employed by the Employer for the period beginning as of February 6, 2004 through and including his separation from the Employer pursuant to the terms of the Anderson Senior Management Agreement (the “Anderson Employment Period”).  From the commencement of the Anderson Employment Period through and including termination of employment pursuant to the Anderson Senior Management Agreement, Mr. Anderson shall serve as the Chief Financial Officer of the Employer.  During the Anderson Employment Period, the Employer will pay Mr. Anderson a base salary of $285,000 per annum.  In addition, during the Anderson Employment Period, Mr. Anderson will be entitled to such other benefits approved by the Board of Directors and made available to the senior management of the Employer and its subsidiaries, which shall include vacation time and medical, dental, life and disability insurance.  The Board of Directors, on a basis consistent with past practice, shall review the annual base salary of Mr. Anderson and may increase the annual base salary by such amount as the Board of Directors, in its sole discretion, shall deem appropriate.

Pursuant to the terms of the Anderson Senior Management Agreement, Mr. Anderson’s employment will continue until (i) his death, disability or resignation from employment with the Employer and its subsidiaries; or (ii)

the Employer and its subsidiaries decide to terminate Mr. Anderson’s employment with or without cause.  If (A) Mr. Anderson’s employment is terminated without cause; or (B) Mr. Anderson resigns from employment with the Employer or any of its subsidiaries for good reason, then during the period commencing on the date of termination of employment and ending on the first anniversary date thereof, the Employer shall pay to Mr. Anderson, in equal installments in accordance with the Employer’s regular payroll, an aggregate amount equal to (I) Mr. Anderson’s annual base salary, plus (II) an amount equal to the annual bonus, if any, paid or payable to Mr. Anderson by the Employer for the last fiscal year ended prior to the date of termination.  In addition, if Mr. Anderson is entitled on the date of termination to coverage under the medical and prescription portions of the welfare plans, such coverage shall continue for Mr. Anderson and his covered dependents for a period ending on the first anniversary of the date of termination at the active employee cost payable by Mr. Anderson with respect to those costs paid by Mr. Anderson prior to the date of termination.

As of the date of the Anderson Senior Management Agreement, Mr. Anderson owned 456,864 founder shares of common stock that were subject to vesting.  Pursuant to the terms of the Anderson Senior Management Agreement, the founder shares of common stock subject to vesting shall vest on a straight line pro rata basis through February 6, 2009.  If Mr. Anderson ceases to be employed by the Employer and its respective subsidiaries, the cumulative percentage of founder shares of common stock subject to vesting that will vest shall be determined on a pro rata basis according to the number of days elapsed since the relevant milestone date.  Upon the occurrence of a sale of the Employer, all founder shares of common stock subject to vesting shall become vested at the time of the consummation of the sale of the Employer, if, as of such time, Mr. Anderson has been continuously employed by the Employer or any of its subsidiaries.

Subject to certain restrictions, the Employer will have the right to repurchase from Mr. Anderson and his transferees all or any portion of the founder shares of common stock subject to vesting in the event Mr. Anderson ceases to be employed by the Employer and its subsidiaries for any reason.  The purchase price to be paid by the Employer for each founder share of common stock subject to vesting will be the lesser of (i) Mr. Anderson’s original cost for a common unit in Holdings LLC; and (ii) the fair market value of such unvested founder share as of the date upon which the Employer notifies Mr. Anderson or his transferees of its election to repurchase the unvested founder shares.

The Anderson Senior Management Agreement also contains certain confidentiality, non-competition and non-solicitation provisions, securities transfer restrictions and other provisions that are customary for an executive employment agreement.

What are the terms of Dr. Boyko’s employment agreement?

As of August 21, 2006, the Company entered into an Executive Employment Agreement with Jean A. Boyko, Ph.D. (the “Boyko Employment Agreement”) pursuant to which Dr. Boyko shall serve as the Company’s Senior Vice President, Quality Assurance and Regulatory Affairs (Dr. Boyko’s current title is Senior Vice President, Science and Technology). During the term of Dr. Boyko’s employment, the Company will pay to her a base salary of $225,000 per annum. In addition, Dr. Boyko shall be eligible for and participate in the Company’s Annual Incentive Compensation Plan under which she shall be eligible for an annual target bonus payment of 45% of annual base salary. During the term of Dr. Boyko’s employment with the Company, she will be entitled to such other benefits approved by the Board of Directors and made available to the senior management of the Company, which shall include vacation time and medical, dental, life and disability insurance. The Board of Directors, on a basis consistent with past practice, shall review the annual base salary of Dr. Boyko and may increase the annual base salary by such amount as the Board of Directors, in its sole discretion, shall deem appropriate.

Pursuant to the terms of the Boyko Employment Agreement, Dr. Boyko’s employment will continue until (i) her death, disability or resignation from employment with the Company; or (ii) the Company decides to terminate Dr. Boyko’s employment with or without cause. If (A) Dr. Boyko’s employment is terminated without cause; or (B) Dr. Boyko resigns from employment with the Company for good reason, then during the period commencing on the date of termination of employment and ending on the first anniversary date thereof, the Company shall pay to Dr. Boyko, in equal installments in accordance with the Company’s regular payroll, an aggregate amount equal to (I) Dr. Boyko’s annual base salary, plus (II) an amount equal to the annual bonus, if any, paid or payable to Dr. Boyko by the Company for the last fiscal year ended prior to the date of termination. In addition, if Dr. Boyko is entitled on the date of termination to coverage under the medical and prescription portions of the welfare plans, such coverage shall continue for Dr. Boyko and her covered dependents for a period ending on the first anniversary of the date of termination at the active employee cost payable by Dr. Boyko with respect to those costs paid by Dr. Boyko prior to the date of termination.

Upon execution of the Boyko Employment Agreement, the Company granted an award of 4,772 shares of restricted common stock to Dr. Boyko that may vest on a sliding-scale on August 21, 2009 if certain revenue and earnings per share targets are achieved by the Company.

The Boyko Employment Agreement also contains certain confidentiality, non-competition and non-solicitation provisions as well as other provisions that are customary for an executive employment agreement.

What are the terms of Mr. Jolly’s employment agreement?

As of August 1, 2005, the Company entered into an Executive Employment Agreement with Mr. Jolly (the “Jolly Employment Agreement”) pursuant to which Mr. Jolly shall serve as the Company’s Secretary and General Counsel.  During the term of Mr. Jolly’s employment, the Company will pay to him a base salary of $300,000 per annum.  In addition, Mr. Jolly shall be eligible for and participate in the Company’s Annual Incentive Compensation Plan under which he shall be eligible for an annual target bonus payment of not less than 45%.  During the term of Mr. Jolly’s employment with the Company, he will be entitled to such other benefits approved by the Board of Directors and made available to the senior management of the Company and its subsidiaries, which shall include vacation time and medical, dental, life and disability insurance.  The Board of Directors, on a basis consistent with past practice, shall review the annual base salary of Mr. Jolly and may increase the annual base salary by such amount as the Board of Directors, in its sole discretion, shall deem appropriate.

Pursuant to the terms of the Jolly Employment Agreement, Mr. Jolly’s employment will continue until (i) his death, disability or resignation from employment with the Company and its subsidiaries; or (ii) the Company and its subsidiaries decide to terminate Mr. Jolly’s employment with or without cause.  If (A) Mr. Jolly’s employment is terminated without cause; or (B) Mr. Jolly resigns from employment with the Company or any of its subsidiaries for good reason, then during the period commencing on the date of termination of employment and ending on the first anniversary date thereof, the Company shall pay to Mr. Jolly, in equal installments in accordance with the Company’s regular payroll, an aggregate amount equal to (I) Mr. Jolly’s annual base salary, plus (II) an amount equal to the annual bonus, if any, paid or payable to Mr. Jolly by the Company for the last fiscal year ended prior to the date of termination.  In addition, if Mr. Jolly is entitled on the date of termination to coverage under the medical and prescription portions of the welfare plans, such coverage shall continue for Mr. Jolly and his covered dependents for a period ending on the first anniversary of the date of termination at the active employee cost payable by Mr. Jolly with respect to those costs paid by Mr. Jolly prior to the date of termination.

The Jolly Employment Agreement also contains certain confidentiality, non-competition and non-solicitation provisions as well as other provisions that are customary for an executive employment agreement.

What are the terms of Mr. Kelly’s employment agreement?

As of April 12, 2007, the Company entered into an Employment Agreement with Mr. Kelly (the “Kelly Employment Agreement”) pursuant to which Mr. Kelly shall serve as the Company’s Senior Vice President, Marketing (Mr. Kelly’s current title is Chief Marketing Officer, OTC and Personal Care).  During the term of Mr. Kelly’s employment, the Company will pay to him an annual base salary of $250,000, subject to applicable withholding taxes, payable in accordance with the Company’s normal payroll practices. In addition, Mr. Kelly is eligible to participate in the Company’s Management Bonus Plan for the fiscal year ending March 31, 2008. Subject to the Company’s achieving its budget objectives, Mr. Kelly’s target bonus amount is 45% of annual base salary. Under the terms of the Kelly Employment Agreement, Mr. Kelly is also eligible to receive a grant under the 2005 Incentive Plan in the amount of $346,875 if and when the Company grants similar awards for the fiscal year ending March 31, 2008 to its eligible employees. Mr. Kelly shall also receive a sign on/retention bonus in the amount of $75,000 payable in two equal installments of $37,500 on April 30, 2007 and 2008, respectively, so long as Mr. Kelly is an employee in good standing with the Company on such dates. In the event Mr. Kelly’s employment with the Company is terminated for reasons other than “cause”, Mr. Kelly shall be entitled to receive a severance payment equal to his annual base salary and target bonus at the time of termination, subject to applicable withholding taxes, in accordance with the Company’s normal payroll practices; provided that Mr. Kelly has executed a severance agreement in a form satisfactory to the Company.

Additional Vesting Provisions

What are the additional vesting provisions?

Restricted Common Stock.  Our 2005 Incentive Plan provides that the Compensation Committee may, at its discretion, decide to vest the non-vested portion of a restricted stock grant if a grantee’s employment is terminated due to death, disability or retirement.  In addition, any non-vested portion of a restricted stock grant shall vest in the event of a change-in-control of the Company and the subsequent termination of the grantee’s employment by the Company other than for cause within one year after such change-in-control.  The Compensation Committee may, at its discretion,  also grant shares of restricted common stock that vest automatically upon a change-in-control of the Company, whether or not the grantee is subsequently terminated.

Stock Options.  Our 2005 Incentive Plan provides that all of a grantee’s options shall fully vest and be exercisable upon the occurrence of a change-in-control of the Company and the grantee’s subsequent termination from employment other than for cause by the Company within one year after such change-in-control occurs.  The vested options shall remain exercisable for up to one year after the date of the grantee’s termination, except as otherwise set forth in the 2005 Incentive Plan.  In addition, the Company’s Compensation Committee may, at its discretion, (i) decide to fully vest any non-vested options in the event that a grantee’s employment with the Company is terminated due to death, disability or retirement; and (ii) grant options that vest and become exercisable automatically upon a change-in-control, whether or not the grantee is subsequently terminated.

Stock Appreciation Rights.  Pursuant to the terms of our 2005 Incentive Plan, except as otherwise determined by the Compensation Committee, should a grantee’s employment with the Company be terminated due to death, disability or retirement prior to the end of a performance cycle, the grantee shall earn a portion of the stock appreciation rights based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle.  Furthermore, upon the occurrence of a change-in-control of the Company, the 2005 Incentive Plan provides that a grantee shall earn no less than the portion of the stock appreciation rights that the grantee would have earned if the performance cycle had terminated as of the date of the change-in-control.

Founder Shares.  The Compensation Committee has also approved accelerated vesting of the non-vested founder shares owned by Mr. Anderson in the event of his death or disability.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2008, no member of the Compensation Committee, served as an officer or employee of the Company or its subsidiaries, was formerly an officer of the Company or its subsidiaries, or entered into any transactions with the Company or its subsidiaries that would require disclosure under applicable SEC regulations. During 2008, none of our executive officers served as a member of the Compensation Committee or on the board of directors of another entity, any of whose executive officers served on our Compensation Committee or on our Board of Directors.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Were there any conflict of interest transactions during 2008?

Except as disclosed under “Executive Compensation and Other Matters” and “Proposal No. 1 – Election of Directors,” our executive officers, directors, director nominees and greater than 5% stockholders did not have significant business relationships with us in 2008 which would require disclosure under applicable SEC regulations, and no other transactions which need to be disclosed under SEC regulations are currently planned for 2009.

Has the Board adopted a Related Persons Transaction Policy?

During 2008, we adopted a Related Persons Transaction Policy.  A summary of the Related Persons Transaction Policy is set forth below and the full text of the Policy is available at the Investor Relations tab on our web site at www.prestigebrandsinc.com.

Transactions Subject to the Policy

A Related Person Transaction is a transaction in which the Company (which, for purposes of this summary of the Related Persons Transactions Policy, shall include the Company’s subsidiaries) is or will be a Participant (as defined below) and the amount involved exceeds $120,000, and in which any Related Person (as defined below) had or will have a direct or indirect material interest.  The term “Participant” is broadly defined to include situations in which the Company is not technically a party but has influenced another party to enter into a transaction or provide value to a Related Person.  For example, facilitating the use of a Related Person as a supplier to the Company’s contract manufacturer would constitute “participation” by the Company and bring such an arrangement within the scope of the Policy.

The following transactions are exempt from the Policy:

•
Payment of compensation by the Company to a Related Person for service to the Company in the capacity or capacities that give rise to the person’s status as a “Related Person” so long as the compensation is publicly disclosed in the Company’s Annual Report on Form 10-K (or proxy or information statement incorporated by reference into such Annual Report);

•	Transactions available to all employees or all stockholders of the Company on the same terms and conditions; and

•	Transactions that, when aggregated with the amount of all other transactions between the Related Person and the Company, involve less than $120,000 in a fiscal year.

Definition of Related Person

For purposes of the Policy, a “Related Person” means:

•
Any person who is, or at any time since the beginning of the Company’s most recently completed fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	Any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•	Any Immediate Family Member (as defined in the Policy) of any of the foregoing persons; and

•	Any Affiliate (as defined in the Policy) of any of the foregoing persons or Immediate Family Members.

Notification Procedures

A transaction with a Related Person that is identified in advance will be disclosed to the General Counsel for review.  In the event the Company becomes aware of a transaction with a Related Person that was not disclosed to the Company, the General Counsel will review the transaction.  If the General Counsel determines that the transaction is a Related Persons Transaction subject to the Policy, he will submit the transaction to the Audit Committee for consideration at the next Audit Committee meeting or, if it is not practicable or desirable to wait until the next Audit Committee meeting, to the Chair of the Audit Committee for prompt consideration.  Any ongoing or completed Related Person Transaction that is disapproved by the Audit Committee or the Chair of the Audit Committee shall be subject to corrective action by the Audit Committee.

During 2008, there were no Related Persons Transactions and none are currently planned for 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The United States securities laws requires our officers, directors and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC, the NYSE and the Company.

We believe that our officers, directors, and persons who beneficially owned more than 10% of our stock timely filed all forms required by Section 16(a) of the Exchange Act during 2008.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

What is the Audit Committee and are its members “independent”?

The Audit Committee is composed of four directors appointed by the Board of Directors, all of whom are independent from the Company and its management as defined in the NYSE listing standards and Rule 10A-3 under the Exchange Act.  The Audit Committee operates under a written charter adopted by the Board of Directors in January 2005, which is available to our stockholders and interested parties at the Investor Relations tab on our web site at www.prestigebrandsinc.com or is also available in print to any stockholder or other interested party who makes a written request to the Company’s Secretary.  The Audit Committee recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm.

Are the members of the Audit Committee “financially literate”?

The members of the Audit Committee are financially literate as that qualification is interpreted by the Board of Directors and the NYSE.  In addition, the Board has determined that Mr. Byom is an “audit committee financial expert” as defined by SEC regulations.

What is the relationship between management and the Audit Committee?

Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process and compliance with the Company’s legal and ethics programs.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board of Directors.

What steps did the Audit Committee take in recommending that our audited financial statements be included in our annual report?

•
The Audit Committee has met and held discussions regarding the Company’s audited consolidated financial statements separately and jointly with each of management and the independent registered public accounting firm.

•
Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee has reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.  The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence from the Company.  The Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•
The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee discussed with the internal auditor and the independent registered public accounting firm, with and without management present, the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality and integrity of the Company’s financial reporting.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management, and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2008.

MEMBERS OF THE AUDIT COMMITTEE

John E. Byom (Chairman)
Ronald Gordon
Patrick Lonergan
Raymond P. Silcock

SUBMISSION OF STOCKHOLDER PROPOSALS AND
NOMINATION OF DIRECTOR AND ADDITIONAL INFORMATION

How do I submit a shareholder proposal for next year’s Annual meeting?

To be included in our Proxy Statement for our 2009 Annual Meeting of Stockholders, a proposal must be submitted by an eligible stockholder who complies with the relevant regulations of the SEC and must be received by us at our principal executive offices at 90 North Broadway, Irvington, New York  10533 by February 27, 2009 (or, if the 2009 Annual Meeting of Stockholders is called for a date more than 30 days before or after August 5, 2009, within a reasonable time before we begin to print and mail our Proxy materials for the 2009 meeting).  The proposal should be sent by certified mail, return receipt requested, to the attention of the Company’s Secretary and must comply with Rule 14a-8 under the Exchange Act.

How do I present a nominee for election to the Board of Directors?

Our Amended and Restated Bylaws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an Annual Meeting of Stockholders must give written notice to the Company’s Secretary at the Company’s principal executive offices within the time limits set forth in the Amended and Restated Bylaws and described in the question below.

Any written stockholder proposal or nomination for director to be presented at a meeting of our stockholders must comply with the procedures and such other requirements as may be imposed by our Amended and Restated Bylaws, Delaware law, the NYSE, the Exchange Act and the rules and regulations of the SEC and must include the information necessary for the Board of Directors to determine whether the candidate (with respect to a nomination for director only) qualifies as independent under the NYSE’s rules.

When must I submit a notice to introduce a director nomination or other item of business for it to be raised at the 2009 Annual Meeting?

Assuming that our 2009 Annual Meeting is not held more than 30 days prior to or delayed by more than 60 days after the first anniversary date of this year’s Annual Meeting of Stockholders, we must receive notice of your intention to introduce a director nomination or other item of business at that meeting not less than 90 nor more than 120 days prior to August 5, 2009.  If the Annual Meeting is held more than 30 days prior to or delayed by more than 60 days after August 5, 2009 (or a special stockholders meeting is called), we must receive your notice not later than the close of business on the 10th day following the earlier of the day on which notice of the date of meeting was mailed or public disclosure of such meeting was made).  If we do not receive notice within the prescribed dates, or if we meet other requirements of the SEC’s rules, the persons named as Proxies in the Proxy materials relating to the 2009 Annual Meeting of Stockholders will use their discretion in voting the Proxies when these matters are raised at the meeting.  In addition, nominations or proposals not made in accordance herewith may be disregarded by the Chairman of the meeting.  Any stockholder interested in making such a nomination or proposal should request a copy of our Amended and Restated Bylaws from the Company’s Secretary.

Are you “householding” for stockholders sharing the same address?

Yes.  The SEC’s rules regarding the delivery of Proxy materials to stockholders permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders.  This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs.  It also reduces the volume of mail you receive.  This year, we are delivering only one set of Proxy materials to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more stockholders.  We will still be required, however, to send you and each other stockholder at your address an individual Proxy voting card.  If you would like to receive more than one set of Proxy materials, we will promptly send you additional copies upon written or verbal request directed to Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533, Attention: Secretary, (914) 524-6810.  The same address may be used to notify us that you wish to receive a separate set of Proxy materials in the future, or to request delivery of a single copy of our Proxy materials if you are receiving multiple copies.

FORM 10-K

We will furnish without charge to each person whose Proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the SEC, including the financial statements and financial statement schedule thereto. Written requests for copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 should be directed to Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533, Attention: Secretary.  Our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 can also be downloaded without charge from the Investor Relations tab of our website at www.prestigebrandsinc.com.

By Order of the Board of Directors

/s/ Charles N. Jolly
Charles N. Jolly
Secretary

June 27, 2008

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Appendix to DEF14A Filing

[PrestigeBrands Logo]                                      Proxy Card

Using a black ink pen, mark your votes with an X as shown in    ☒
this example. Please do not write outside the designated areas.

_____________________________________________________________________________________

Annual Meeting Proxy Card
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ÚPLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú
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A.  Proposals-- The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposal 2.

1.       To elect directors to serve until the 2008 Annual Meeting of Stockholders.
01-Mark Pettie	02-L. Dick Buell	03-John E. Byom
04-Gary E. Costley	05-David A. Donnini	06-Ronald Gordon
07-Vincent J, Hemmer	08-Patrick Lonergan	09-Peter C. Mann
10-Raymond P. Silcock

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10
☐	For All EXCEPT- To withhold a vote for one or more nominees, mark	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐
	the box to the left and the corresponding numbered box(es) to the right.

		For	Against	Abstain
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent	☐	☐	☐	3.	To transact such other business as may properly come before the Annual Meeting and any
	registered public accounting firm of Prestige Brands Holdings, Inc. for the fiscal year ending March 31, 2009.					postponement or adjournment thereof.

    B.  Non-Voting Items
Change of Address — Please print new address below.

 C.  Authorized Signatures— This section must be completed for your vote to be counted.— Date and Sign Below
Please sign as your name appears hereon.  If shares are held jointly, all holders should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If a corporation, please sign full corporate name by the president or other authorized officer.  If a partnership, please sign in partnership name by an authorized person, indicating official position or capacity.

Date (mm/dd/yyyy) - Please print date below	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box.

ÚPLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú
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Proxy -  Prestige Brands Holdings, Inc.

90 North Broadway
Irvington, New York 10533

This proxy is solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on August 5, 2008.

The undersigned hereby appoints Peter J. Anderson and Thomas W. Haller, and each of them, lawful agents and proxies with full power of substitution, to represent and to vote as designated below, all shares of common stock of PRESTIGE BRANDS HOLDINGS, INC. held by the undersigned at the close of business on June 9, 2008, at the Annual Meeting of Stockholders to be held on August 5, 2008 at Tappan Hill, 81 Highland Avenue, Tarrytown, New York 10591, and at any postponement or adjournment thereof, on all matters coming before said meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees in Item I and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE AND SIGN THIS PROXY CARD ON THE REVERSE SIDE. PLEASE PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.